As filed with the Securities and Exchange Commission on February 4, 1999
                                                    Registration No. 333-_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             RAVENSWOOD WINERY, INC.
             (Exact name of registrant as specified in its charter)

          California                       2080                   94-3026706
------------------------------   --------------------------  -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)      Classification Code)     Identification No.)

                                 ---------------

                               18701 Gehricke Road
                            Sonoma, California 95476
                                 (707) 938-1960
               (Address, including zip code and telephone number,
        including area code of registrant's principal executive offices)

                                 ---------------

                               Justin M. Faggioli
                     Executive Vice President and Secretary
                               18701 Gehricke Road
                            Sonoma, California 95476
                                 (707) 938-1960
                     (Name, address, including zip code and
           telephone number, including area code of agent for service)

                                 ---------------

                                   Copies to:

                                                     Mark P. Tanoury, Esq.
      Bruce Maximov, Esq.                         Vincent P. Pangrazio, Esq.
    Maria L. Pizzoli, Esq.                          Nicole C. Deiger, Esq.
     David E. Stoll, Esq.                              Cooley Godward LLP
  Farella Braun & Martel LLP                          3000 Sand Hill Road
     235 Montgomery Street                           Building 3, Suite 230
San Francisco, California 94104                  Menlo Park, California 94025

         Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                ---------------

                                           CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                            Proposed Maximum     Proposed Maximum
        Title of Securities to            Amount to be          Offering        Aggregate Offering      Amount of
            be Registered                Registered(1)     Price Per Share(2)      Price(1)(2)       Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share    1,150,000 shares         $13.50            $15,525,000          $4,315.95
=====================================================================================================================

(1)  Includes up to 150,000  shares of Common Stock that the  Underwriters  have
     the   option  to   purchase   to  cover   over-allotments,   if  any.   See
     "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act, as amended.

                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                                              Initial Public Offering Prospectus
                                         Subject to Completion, February 4, 1999

                        1,000,000 Shares of Common Stock
                         $ __________________ per share


[Ravenswood logo]                  RAVENSWOOD
                                     WINERY

Ravenswood Winery, Inc.
18701 Gehricke Road
Sonoma, California 95476
                                                     We produce, market and sell
                                                     premium California wines
                                                     exclusively under the
                                                     Ravenswood brand name.

The Offering

                                  Per Share     Total
                                 -----------   -------
Public Price   ..................  $           $
Underwriting discounts and
   commissions ..................  $           $
Proceeds to Ravenswood  .........  $           $

                                             This is our initial public offering
                                             and no public market currently
                                             exists for our shares. The
                                             offering price may not reflect the
                                             market price of our shares after
                                             the offering. We expect that the
                                             public offering price in the
                                             offering will be between $10.50
                                             and $13.50 per share.


                            Proposed Trading Symbol:
                       The Nasdaq National Market -- RVWD

                                 ------------

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



Ravenswood has granted the underwriter a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments. W.R. Hambrecht & Company, LLC expects to deliver shares of common stock to purchasers on ________________, 1999.


                               WR HAMBRECHT + CO

                         _________________________, 1999

[GRAPHIC OMITTED]

           (Full-page photograph of three bottles of Ravenswood wine)

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, the words "Ravenswood," "we," "us" and "our" refer to Ravenswood Winery, Inc. (unless the context indicates otherwise).

                                  ------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY .........................................................  1
THE OFFERING ...............................................................  3
SUMMARY FINANCIAL DATA   ...................................................  4
RISK FACTORS ...............................................................  5
THE COMPANY  ............................................................... 14
USE OF PROCEEDS ............................................................ 14
DIVIDEND POLICY ............................................................ 14
CAPITALIZATION  ............................................................ 15
DILUTION  .................................................................. 16
SELECTED FINANCIAL DATA  ................................................... 17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS ................................................... 18
BUSINESS ................................................................... 26
MANAGEMENT ................................................................. 44
CERTAIN TRANSACTIONS ....................................................... 50
PRINCIPAL SHAREHOLDERS ..................................................... 52
DESCRIPTION OF CAPITAL STOCK ............................................... 54
SHARES ELIGIBLE FOR FUTURE SALE ............................................ 57
PLAN OF DISTRIBUTION ....................................................... 59
LEGAL MATTERS .............................................................. 60
EXPERTS .................................................................... 61
ENGAGEMENT OF NEW AUDITORS ................................................. 61
ADDITIONAL INFORMATION ..................................................... 61
INDEX TO FINANCIAL STATEMENTS .............................................. F-1

                                  ------------

Until ______________, 1999 (25 days after the date of this prospectus) all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

"Ravenswood," the Ravenswood logo and the slogan "No Wimpy Wines" are federally registered trademarks of Ravenswood Winery, Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Unless otherwise indicated, any information contained in this prospectus assumes that: (i) the underwriter will not exercise its over-allotment option and (ii) we will complete a 63-for-1 split in our common stock prior to the closing of this offering. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our Business:     We  produce,   market  and  sell  premium   California   wines
                  exclusively under the Ravenswood brand name. The majority of the wines we produce and sell are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. To a lesser extent, we produce white wines, including Chardonnay, French
                  Colombard and Gew -urztraminer. Our approach focuses on the use of old-world French winemaking techniques to produce premium wines of exceptional quality and on building awareness and loyalty for the Ravenswood brand.

Our Strategy:     We concentrate on producing  wines that enhance our reputation for high quality and further establish our brand identity, in order to achieve a competitive advantage in every segment of the premium wine market in which we operate. To this end, we have adopted the following strategies:

                  * Focus on Product Offerings that Give the Consumer Demonstrable Value
                  *        Strategically Manage Our Brand
                  * Produce High-Quality Products that Emphasize the Winemaking Process
                  *        Maintain Broad, Efficient Distribution Channels
                  *        Selectively   Invest  in  Vineyards  and   Production
                           Facilities
                  *        Retain   and   Further   Develop   Our   Professional
                           Management Team

Our Market:       Industry   analysts  estimate  that  United  States  sales  of
                  California  premium wines have grown from  approximately  $866 million  in 1987 to $3.6  billion  in 1997.  We  believe  this
                  growth  can  be   attributed,   among  other  things,   to  an
                  increasingly  discriminating  customer base that is willing to pay for higher quality wines.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  Increased sales of red wines, the category on which we focus our product portfolio, have caused the majority of growth in the market for premium wines. Industry analysts estimate that sales of nine liter cases of red wine (which include twelve, 750 ml bottles per case) grew 158% from 1991 to 1997, from
                  22.1 million cases to 57.2 million cases. This increase in sales represents approximately 67% of the total growth in the premium wine industry during this period.

Our Products:     Our wines  target  specific  varietals  and prices  within the super-premium and ultra-premium categories of the premium wine market. We offer our products in three series:

                  * the value-priced Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;
                  * the intermediate-priced County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and
                  * the higher-priced Vineyard Designate Series, with a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

                  The actual price of any particular wine may be either higher or lower than suggested retail, depending upon the type of retail outlet and location where it is sold.

                  Red wines, particularly Zinfandel, comprise the vast majority of our products. Our red wines accounted for approximately 91% of our gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of our gross sales for that period.

                  Although we currently own and manage 14 acres of planted vineyards, we rely almost exclusively upon grapes supplied by third parties, and we use leased storage and crush facilities for a substantial portion of our wine production. We also purchase bulk wine of superior quality from third parties to incorporate into some of our products. We believe that this approach has enabled us to sustain the growth necessary to capitalize on favorable trends in the demand for California premium wines, while minimizing our investment of capital in the acquisition and development of land and capital equipment until our production levels warranted such investment.

Our Brand:        We have made significant investments in the development of the
                  Ravenswood brand name, packaging and trademarks, and expect to continue  to  do  so  in  the  future.  We  believe  that  the distinctive Ravenswood name, which is derived from a character in the opera Lucia di  Lammermoor  by Gaetano  Donizetti,  our unique logo,  and our  trademarked  slogan,  "No Wimpy Wines,"
                  convey  a  recognizable  and   high-quality   image  that  has
                  contributed to our success.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our Distribution: We do not have an in-house  sales staff.  We have  developed a broad network of brokers and distributors throughout the United States and in more than 15 export markets. We sell our products directly in California, using five warehouses throughout the state and seven brokers. Elsewhere, we use a network of over 75 distributors. We also sell our wines directly through mail order in the United States, where permitted by law, as well as through the tasting room in our Gehricke Road facility in Sonoma, California.

Our History:      We released  our first wines,  consisting  of 327 cases of the
                  1976 vintage Zinfandel,  in 1979.  Thereafter,  our production
                  and   sales   levels   have   increased   substantially,    to
                  approximately 191,655 cases and $17.0 million in gross sales for the fiscal year ended June 30, 1998.


                                  THE OFFERING

Type of Security ........................ Common Stock
Shares to be Offered .................... 1,000,000 shares
Common Stock to be Outstanding after the
 Offering ............................... 4,550,852 shares(1)
Use of Proceeds ......................... For working capital, to expand our production facilities and for general
                                          corporate purposes, including retiring
                                          indebtedness. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol .. RVWD

----------
(1) Based on shares outstanding on December 31, 1998. Excludes: (i) 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan; (ii) 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan; and (iii) up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures. See "Capitalization," "Management--1999 Equity Incentive Plan," "--Employee Stock Purchase Plan" and "Description of Capital Stock--Debentures."

--------------------------------------------------------------------------------
                                        3

------------------------------------------------------------------------------------------------------------------------------------
                                                       SUMMARY FINANCIAL DATA
                                        (in thousands, except per share data and Other Data)

                                                                                                               Six Months Ended
                                                                    Fiscal Year Ended June 30,                    December 31,
                                                   --------------------------------------------------------    --------------------
                                                     1994        1995        1996        1997        1998       1997         1998
                                                   --------    --------    --------    --------    --------    --------    --------
                                                              (Unaudited)                     (Audited)            (Unaudited)
Statement of Income Data:
Gross Sales ...................................... $  6,340    $  8,548    $ 11,028    $ 12,247    $ 17,017    $  8,855    $ 12,195
 Less Excise Taxes ...............................      142         237         249         330         553         197         276
 Less Discounts, Returns and Allowances ..........      440         409         556         394         574         273         337
                                                   --------    --------    --------    --------    --------    --------    --------
Net Sales ........................................    5,758       7,902      10,223      11,523      15,890       8,385      11,582
Cost of Goods Sold ...............................    2,826       2,633       4,886       5,196       7,397       3,652       5,066
                                                   --------    --------    --------    --------    --------    --------    --------
Gross Profit .....................................    2,932       5,269       5,337       6,327       8,493       4,733       6,516
Operating Expenses ...............................    1,962       3,297       2,849       3,355       4,105       1,852       2,340
                                                   --------    --------    --------    --------    --------    --------    --------
Operating Income .................................      970       1,972       2,488       2,972       4,388       2,881       4,176
Other Income (Expense) ...........................       55        (192)       (297)       (437)       (474)       (114)       (147)
                                                   --------    --------    --------    --------    --------    --------    --------
Income Before Income Taxes .......................    1,025       1,780       2,190       2,535       3,914       2,767       4,029
Provision for Income Taxes .......................      433         763         921       1,067       1,592       1,133       1,744
                                                   --------    --------    --------    --------    --------    --------    --------
Net Income ....................................... $    592    $  1,017    $  1,269    $  1,468    $  2,322    $  1,634    $  2,285
                                                   ========    ========    ========    ========    ========    ========    ========
Basic Earnings per Share (1) ..................... $   0.16    $   0.28    $   0.35    $   0.40    $   0.67    $   0.47    $   0.66
                                                   ========    ========    ========    ========    ========    ========    ========
Weighted Average Number of
 Common Shares Outstanding (1) ...................    3,636       3,636       3,636       3,636       3,492       3,505       3,479
Diluted Earnings per Share (1) ................... $   0.16    $   0.27    $   0.33    $   0.39    $   0.63    $   0.44    $   0.61
                                                   ========    ========    ========    ========    ========    ========    ========
Weighted Average Number of
 Common Shares and Equivalents
 Outstanding (1) .................................    3,636       3,884       3,939       3,939       3,795       3,808       3,847


                                                                             June 30,                           December 31, 1998
                                                       ---------------------------------------------------    ----------------------
                                                        1994       1995       1996       1997       1998      Actual  As Adjusted(2)
                                                       -------    -------    -------    -------    -------    ------- --------------
                                                                (Unaudited)                  (Audited)             (Unaudited)
Balance Sheet Data:
Cash & Cash Equivalents .............................. $   103    $   542    $   766    $   212    $   102    $ 3,171    $14,401
Inventories ..........................................   2,787      3,979      5,144      7,158     10,427     12,931     12,931
Property, Plant and Equipment, Net ...................      84      2,075      2,445      2,647      2,974      3,870      3,870
Total Assets .........................................   4,051      8,685     10,591     12,040     15,977     23,224     34,454
Current Liabilities ..................................   1,944      2,752      3,231      3,159      4,693      6,112      6,112
Long-Term Liabilities ................................      79      2,723      2,662      2,622      2,910      4,765      4,765
Total Shareholders' Equity ...........................   2,028      3,210      4,698      6,259      8,374     12,347     23,577


                                         Fiscal Year
                                        Ended June 30,
                                      --------------------     Six Months Ended
                                       1997         1998       December 31, 1998
                                      -------      -------     -----------------
                                           (Unaudited)            (Unaudited)
Other Data:
Cases Sold .........................  131,175      191,655          130,493
Average Price Per Case ............. $  91.58     $  87.37         $  92.03

----------
(1)  Computed  on the  basis  described  in  Notes  1 and  15 to  our  Financial
     Statements.

(2) Adjusted to reflect the sale of the 1,000,000 shares of common stock offered hereby at an assumed initial public offering price of $12.00 per share after deducting underwriting fees and commissions and estimated offering expenses payable by us, and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

--------------------------------------------------------------------------------
                                        4

                                  RISK FACTORS

Investing in our common stock is risky. You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies and companies in our industry, that we have not yet identified or that we think are immaterial may also impair our business operations. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes. This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the risks described below.

Our Profits Depend Largely on Sales of Our Red Wines

Our red wines accounted for approximately 91% of our gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of our gross sales for that period. Over the past decade, the demand for premium wine, particularly red wine such as Zinfandel, has increased considerably. We cannot assure you, however, that consumer demand for red wines will continue to grow in the future or remain at current levels.

Research by wine industry sources indicates that a small segment of the population that frequently drinks wine has generated most of the growth in wine consumption. We cannot assure you that the demand for premium wine within this segment of the population, or within the rest of the population, will continue to grow or remain at current levels. See "Business--Ravenswood Products."

We Rely on Independent Grape Growers and Bulk Wine Suppliers for Substantially All of Our Annual Production

We contract with over 60 independent growers annually to obtain grapes for our wine production. Although we believe we have good relationships with these independent grape growers, we may not be able to contract for the purchase of grapes at acceptable prices from these or other suppliers in the future. The business terms of our purchase agreements vary; however, many of them require that, while either party may terminate the agreement at any time, both parties must continue to abide by its terms for three years following termination. In addition, many of our purchase agreements are not in writing.

We are dependent on bulk wine suppliers for the production of several of our wines, particularly our Vintners Blend Series. We do not have contracts with bulk wine suppliers or agreements that would protect us from fluctuations in the price or availability of bulk wine. The availability and price of bulk wine significantly affect the quality and production levels of our products that contain bulk wine. The price, quality and available quantity of bulk wine have fluctuated in the past. It is possible that we will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future, which could increase the cost or reduce the amount of wine we produce for sale. This could cause reductions in our sales and profits. See "Business--Grape and Bulk Wine Supply."

We May Not Be Able to Acquire Enough Quality Grapes for Our Wines

A number of factors determine the quality and quantity of grape supply, such as weather conditions, pruning methods, the existence of diseases and pests, and the number of vines producing grapes. The level of consumer demand for wine also determines the adequacy of grape supply. Although we believe that we can secure a sufficient supply of grapes from independent growers, grape supply shortages may occur. A shortage in the supply of wine grapes could cause an increase in the price of some or all of the grape varieties required for our wine production and/or a reduction in the amount of wine we are able to produce, which could harm our business and reduce our sales and profits.

An oversupply of grapes may also adversely affect our business. The recent increase in demand for premium wine has resulted in the planting of additional vineyards, both domestically and internationally, and the replanting of existing vineyards to greater densities. Many industry sources expect a significant increase in the supply of premium wine grapes. Although this increase in supply may cause a decrease in the prices we pay independent growers for their grapes, an oversupply of grapes may significantly increase the amount of premium wine produced. An increase in the supply of premium wine may reduce the price of premium wines, including those we produce, which could reduce our sales. Oversupply may also increase the amount of premium wine available to our distributors and retail outlets, thereby increasing competition in our distribution channels.

Due to the effects of El Ni -no, the grape supply available to us for the 1998 harvest was lower than for the 1997 harvest, which we believe was an unusually large harvest. Although we expect to compensate in part for this shortfall by purchasing bulk wine, the inventory of our 1998 vintage may be less than that of our 1997 vintage. As a result, the growth of our sales may be limited in fiscal years 2000 and 2001, when most of our 1998 vintage will be released for sale. See "Business--Grape and Bulk Wine Supply."

Bad Weather, Pests and Plant Diseases Would Limit Our Grape Supply

Although we grow only a small portion of the grapes we use, our business is still subject to numerous agricultural risks. Various diseases affecting vineyards, pests and extreme weather conditions could reduce the quality and quantity of grapes available to us, which in turn could reduce the quality or amount of wine we produce. A deterioration in the quality of our wines could harm our brand name, and a decrease in our production could reduce our sales and profits.

Phylloxera, a pest that feeds on susceptible grape rootstocks, has infested, and may in the future infest, some vineyards from which we purchase grapes. Phylloxera can cause a grapevine to become economically unproductive within two or three years of infestation. Replanted vines generally take from three to five years to bear grapes in commercial amounts. Phylloxera infestations or the spread of other plant insects or diseases, such as Pierce's Disease or Fan Leaf Virus, may reduce the supply of grapes available to us. Most of the vineyards that supply our grapes are primarily planted to rootstocks believed to be resistant to Phylloxera. However, we cannot be certain that these vineyards, or vineyards from which we obtain grapes in the future, will not become susceptible to current or new strains of Phylloxera, plant insects or diseases. Any resulting reduction in grape supply could reduce our sales and profits.

The Loss of Key Employees Would Damage Our Reputation and Business

We believe that our success largely depends on the continued employment of a number of our key employees, including W. Reed Foster, our Chairman and Chief Executive Officer, and Joel E. Peterson, our President and Winemaker. Any inability or unwillingness of Mr.

Foster, Mr. Peterson or other key management team members to continue in their present capacities could harm our business and our reputation. See "Management."

We Depend on Third Parties to Sell Our Wine

In many states, including California, and in Europe, we use brokers who act as our sales agents in exchange for commissions. Whether or not we use a broker as a sales agent, our sales outside of California largely depend on the use of a distributor.

In the 1998 fiscal year, approximately 75% of our gross sales were made through brokers. Our most successful broker was responsible for 21% of our gross sales in the 1998 fiscal year, and our ten most successful brokers were responsible for 69% of our gross sales in the 1998 fiscal year. A change in our relationship with any of our brokers could harm our business and reduce our sales.

Our sales outside of California largely depend on the use of distributors. While no one distributor accounted for more than 7% of our gross sales for the 1998 fiscal year, our ten largest distributors accounted for approximately 23% of our gross sales for that period. We expect that sales to our ten largest distributors will continue to represent a substantial portion of our sales in the future. The laws and regulations of several states prohibit distributor changes except under certain limited circumstances, making it difficult to terminate a distributor. As a result, it may be difficult for us to replace distributors that do not perform adequately, which may reduce our sales and profits.

We depend largely on our distributors in areas outside California to market our products to the restaurants and retail outlets they service. Other premium wine producers, as well as the producers of alternative beverages, compete for our distributors' marketing resources. A failure by our distributors to market our products as effectively as they, or other distributors, market our competitors' products could harm our business. See "Business--Sales and Distribution."

Our Business is Seasonal

We experience seasonal and quarterly fluctuations in sales, operating expenses and net income. Generally, the second and third quarters of our fiscal year have lower sales volumes than the first and fourth quarters. We have managed, and will continue to manage, our business to achieve long-term objectives. In doing so, we may make decisions that we believe will enhance our long-term profitability, even if such decisions may reduce quarterly earnings. Such decisions include: when to release our wines for sale; how to position our wines competitively; and which grape and bulk wine sources to use to produce our wines. In addition, fluctuations in our distributors' inventory levels may affect our sales volume. These and other factors relating to seasonality and business decisions may cause fluctuations in the market price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Ever-Increasing Competition May Hurt Our Business

The premium wine industry is intensely competitive and highly fragmented. Some of the competitive factors in the market for premium wine are:

   * Brand recognition
   * Product quality
   * Access to distribution channels
   * Price

The increase in the number of our competitors may prevent us from successfully establishing our brand name or obtaining sufficient marketing and sales support from our distributors. In addition, many of our competitors have greater name recognition, larger customer bases, significantly broader distribution and substantially more financial and marketing resources than we do. As a result, we may not be able to compete successfully against these other producers of premium wines.

We have traditionally competed with high-quality wineries from the Napa and Sonoma counties of California and, to a lesser extent, French and Italian wineries. Increasingly, we are also facing competition from wineries in other regions of California and the United States, as well as new international competition from wineries located in other European countries, South America and Australia.

We also compete with popular low-priced "generic" wines and with beer and other alcoholic and non-alcoholic beverages both for demand and for access to distribution channels. Many of the producers of these beverages also have significantly greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent any alternative beverages are introduced that compete with wine. We may not be able to compete successfully against such wine or alternative beverage producers. See "Business--Competition."

We Will Need More Working Capital to Grow

Our inability to obtain additional working capital on acceptable terms would limit our growth and could have a negative impact on our business. We use substantial amounts of our working capital to purchase our grape and bulk wine supplies from third parties and to pay for the use of third-party production facilities in our wine production. We also need capital to fund our own grape-growing and winemaking activities. We expect that we will need an increased amount of working capital over the next several years to fund increases in our production level and inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We Depend on Third Parties to Produce Our Wine

We currently rely substantially on the assistance of third parties in various stages of our wine production. We use third-party facilities for the crushing and fermentation of a majority of our grapes and the storage of some of our wine. We do not have long-term agreements with any of these facilities. Our inability in the future to use these or alternative facilities, at reasonable prices or at all, could increase the cost or reduce the amount of our production, which could reduce our sales and our profits. See "Business--Wine Production Facilities."

Our Facilities Expansion Plans May Not be Successful

We are currently building a new facility (the "Quarry Facility") in order to increase our production capacity. Our failure to complete the Quarry Facility, or otherwise expand our production capabilities, would limit our production capacity, would require greater use of third-party production facilities, and could reduce our sales and/or profits. Upon its completion, we expect to use both the Quarry Facility and our current facility (the

"Gehricke Road Facility") for a majority of our operations. We will need to make significant capital investments for the construction and completion of the Quarry Facility. Although we believe that we will have access to sufficient capital to complete the facility, we may need additional financing.

We expect to utilize the Quarry Facility fully upon its completion. As a result, any further expansion of our production capacity may require us to use third-party production facilities or to continue to expand our own production capacity. Our failure to expand our production capacity, or to secure capacity from third parties, either at acceptable prices or at all, could limit our production and reduce our sales and/or profits. See "Business--Wine Production Facilities," and "Certain Transactions."

Infringement of Our Trademarks May Damage Our Brand Name or Our Business

Our wines are branded consumer products. Our ability to distinguish our brand name from those of our competitors depends, in part, on the strength and vigilant enforcement of our trademarks. Competitors may use trademarks, trade-names or trade dress which are similar to those we use, thereby weakening our intellectual property rights. If our competitors infringe on our trademark rights, we may have to litigate in order to protect such rights. Litigation may result in significant expense and divert our attention from business operations. In addition, we cannot assure you that we would be successful in protecting our trademark rights. See "Business--Trademarks."

Adverse Public Opinion About Alcohol May Harm Our Business

While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer and other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business and reduce our sales and profits.

In recent years, certain activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. Such groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of such beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, such efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business and reduce our sales and profits.

Contamination of Our Wines Would Harm Our Business

Because our products are designed for human consumption, our business is subject to certain hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of our products. Any such recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales. Although we maintain insurance to protect against such risks, we may not be able to maintain such insurance on acceptable terms and such insurance may not be adequate to cover any resulting liability.

Increased Regulatory Costs or Taxes Would Harm Our Financial Performance

The wine industry is regulated extensively by the Federal Bureau of Alcohol, Tobacco and Firearms, various foreign agencies, and state and local liquor authorities. These regulations and laws  dictate  such  matters as  licensing  requirements,  trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising, and relationships with distributors and retailers. Recent and future zoning ordinances, environmental restrictions and other legal requirements may limit our plans to expand our production capacity, as well as any future development of new vineyards and wineries. In addition, new regulations or requirements, or increases in excise taxes, income taxes, property and sales taxes, or international tariffs, could harm our business and operating results. Future legal or regulatory challenges to the wine industry could also harm our business and impact our operating results. See "Business --Government Regulation."

Our Existing Shareholders Will Retain Significant Control Over Our Company After This Offering

Following this offering and assuming that all  debentures  held by our directors and executive officers and their respective affiliates that are convertible within 60 days of December 31, 1998 have been converted, our directors and executive officers and their respective affiliates will beneficially own 2,225,641 shares of common stock, or approximately 48.5% of our outstanding common stock. Of these shares, 2,131,151 shares, plus an additional 19,530 shares not held of record by management, have been placed in a voting trust. The trustees of this voting trust are Messrs. Foster, Peterson and Faggioli, and Mr. James F. Wisner, all of whom serve as directors of Ravenswood. As a result, Messrs. Foster, Peterson, Faggioli and Wisner have significant influence in the election of directors and the approval of certain corporate actions that must be submitted for a vote of shareholders. The interests of these management shareholders may conflict with the interests of other shareholders, and the actions they take or approve may be contrary to those desired by the other shareholders. Such concentration of ownership may also have the effect of delaying, preventing or deterring an acquisition of our company by a third party. See "Principal Shareholders."

Natural Disasters Could Destroy Our Facilities or Our Inventory

The Gehricke Road Facility, the Quarry Facility and all of the third-party facilities we use to produce and store our wine are located in areas that are subject to earthquake activity. If we lost all or a portion of our wine prior to its sale or distribution as a result of earthquake activity, we would lose our investment in, and anticipated profits and cash flows from, such wine. Such a loss would seriously harm our business and reduce our sales and profits.

In addition, we must store our wine in a limited number of locations for a period of time prior to its sale or distribution. Any intervening catastrophies, such as a fire, that result in the destruction of all or a portion of our wine would result in a loss of our investment in, and anticipated profits and cash flows from, such wine. Such a loss would seriously harm our business and reduce our sales and profits.

The Success of this Offering Depends on a New Underwriter and a Novel Plan of Distribution

The offering price for the shares being sold in this offering will be determined by negotiations between our company and W.R. Hambrecht & Company, LLC, an underwriter that has been in business for less than one year, by reference to the results of an auction process conducted by W.R. Hambrecht & Company, LLC. This novel plan of distribution by a relatively newly formed underwriter may result in price and volume volatility in the market for our common stock after the completion of this offering, which may reduce the market price of our common stock. In addition, we may not be able to obtain sufficient research coverage from market analysts after the offering. The lack of such coverage may reduce or limit the market price, liquidity or trading volume of our common stock. See "Plan of Distribution."

Our Management Will Retain Broad Discretion in the Use of the Proceeds from this Offering

We expect to use a portion of the proceeds from this offering for general corporate purposes, including working capital. As a result, our board of directors and management will have significant flexibility in using these funds. In addition, our shareholders face the risk that the proceeds from this offering may not be invested in a manner that will generate a return. See "Use of Proceeds."

Sales of Additional Shares Could Cause the Price of Our Stock to Decline and Could Harm Our Ability to Raise Funds from Stock Offerings in the Future

Sales of a large number of shares of common stock in the market after the offering, or a belief that such sales could occur, could cause a drop in the market price of our common stock and could impair our ability to raise capital through offerings of our equity securities. Upon completion of this offering, there will be 4,550,852 shares of our common stock outstanding. All of the 1,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 3,550,852 shares of common stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144. These restricted shares will be available for sale in the public market as follows:

   * 866,248 restricted shares will be eligible for sale on the date of this prospectus pursuant to Rule 144(k);

   * 1,810,620 restricted shares will be eligible for sale 90 days after the date of this prospectus pursuant to Rule 144 and Rule 701 of the Securities Act; and

   * the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

Upon completion of this offering, there will be 454,622 shares issuable upon conversion of outstanding convertible debentures, all of which are immediately convertible. Shares issuable upon conversion of the convertible debentures will be available for sale in the public market as follows:

   * 273,000 of such shares will be eligible for sale on the date of this prospectus pursuant to Rule 144(k);

   * 12,250 of such shares will be eligible for sale 90 days after the date of this prospectus pursuant to Rule 144; and

   * the remainder of such shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 500,000 shares reserved for issuance under our 1999

Equity Incentive Plan and 50,000 shares reserved for issuance under our Employee Stock Purchase Plan. Upon registration, all of these shares will be freely tradeable when issued. See "Shares Eligible for Future Sale."

We May be Harmed by Year 2000 Hardware and Software Problems

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to process correctly dates beginning in 2000 and to comply with the Year 2000 requirements. We are reviewing our information systems for any potential Year 2000 problems that might arise as a result of these requirements, and do not believe such systems will be affected by the upcoming change in century. However, we use third-party equipment and software that may not be Year 2000 compliant. If such third-party equipment or software fails to process dates for the year 2000 and thereafter properly, such a failure could cause us to incur unanticipated expenses to remedy any problems, which could harm our business. In addition, we rely on various service providers, including banks, and on grape and bulk wine suppliers, third-party production facilities and distributors. The software and computer systems of any of these entities could have Year 2000 problems. A disruption in the supply of services or products we receive from any of these entities due to Year 2000 problems could harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Prior to this Offering There Has Been No Public Market for Our Common Stock

While we have applied to list the common stock on The Nasdaq National Market, we cannot assure you that a trading market for the common stock will develop or how liquid that market might be. The initial public offering price of the common stock has been determined through negotiations between our company and W.R. Hambrecht & Company, LLC, as underwriter for the offering. You may not be able to resell your shares at or above the initial public offering price. See "Plan of Distribution."

Certain Provisions Contained in Our Charter and Bylaws May Delay or Prevent a Takeover of Our Company

Certain provisions of our Amended and Restated Articles of Incorporation could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to our shareholders. For example, our board of directors is authorized to issue up to 1,000,000 shares of preferred stock, and to determine the rights of those shares, without any shareholder vote. The issuance of such preferred stock may hinder any acquisition of our company by a third party.

In addition, our Articles and Amended and Restated Bylaws require that shareholder actions occur at duly called meetings of the shareholders, do not permit cumulative voting in the election of directors once we have met certain thresholds, and require advance notice of shareholder proposals and nominations. These provisions may make it more difficult for shareholders to replace current members of our board of directors and may make the acquisition of our company by a third party more difficult. See "Description of Capital Stock."

Investors in this Offering Will Suffer Immediate Dilution

The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will therefore incur immediate and substantial dilution in the net tangible book value of their shares equal to $6.85 per share, assuming an initial public offering price of $12.00 per share. In addition, to the extent outstanding debentures are converted into common stock, investors in this offering will incur additional dilution. See "Dilution."

We Do Not Anticipate Paying Any Cash Dividends

We are restricted from paying cash dividends on our common stock under our credit agreements and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                   THE COMPANY

We originally formed Ravenswood as a partnership in 1976 and reorganized as a limited partnership in 1979. We were incorporated in the State of California in 1986. We maintain our principal executive offices at 18701 Gehricke Road, Sonoma, California 95476. Our telephone number is (707) 938-1960 and our Web site is located at www.ravenswood-wine.com. Information contained on our Web site does not constitute a part of this prospectus.


                                 USE OF PROCEEDS

We estimate that we will receive net proceeds of $11,230,000 from the sale of the 1,000,000 shares of common stock offered hereby, assuming an initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and offering expenses. We currently intend to use the net proceeds of this offering for working capital, to expand our production facilities and for general corporate purposes, including retiring indebtedness under our lines of credit. As of December 31, 1998, borrowings of an aggregate of approximately $1,529,887 were outstanding under our two lines of credit and we expect that approximately the same amounts will be outstanding under the lines of credit on the closing date of this offering.

As of December 31, 1998, the lines of credit had the following maturities, balances, interest rates and uses:


Maturity                    Balance   Interest Rate  Use
--------                    -------   -------------  ---
June 1, 2001 .............  $950,000      8.3%       For working capital
December 1, 2024 .........  $579,887      7.1%       To fund the construction of
                                                     the Quarry Facility


The cost, timing and amount of funds required by our company cannot be precisely determined at this time and will be based on numerous factors. Our board of directors has broad discretion in determining how the proceeds of this offering will be applied. We intend to invest the net proceeds in short-term, investment grade interest-bearing obligations until they are used.


                                 DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain any future earnings to develop and expand our business. The terms of our credit agreements impose restrictions on our ability to declare and pay dividends.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1998, (i) on an actual basis and (ii) on an as adjusted basis after giving effect to the sale of the 1,000,000 shares of common stock offered hereby at an assumed public offering price of $12.00 per share and the receipt of the estimated net proceeds therefrom. This table only presents summary information. In reading it, you should refer to our financial statements and related notes, which are included elsewhere in this prospectus.

                                                                                                               December 31, 1998
                                                                                                             -----------------------
                                                                                                                               As
                                                                                                             Actual         Adjusted
                                                                                                             -------        --------
                                                                                                                  (in thousands)
Long-Term Debt--including current portion .................................................................  $ 4,964        $ 4,964
                                                                                                             -------        -------
Shareholders' Equity:
   Preferred Stock, no par value; 1,000,000 shares authorized and none
    outstanding (actual and as adjusted) (1) ..............................................................     --             --
   Common Stock, no par value; 20,000,000 shares authorized and
    3,550,852 outstanding (actual); 20,000,000 authorized and 4,550,852
    outstanding (as adjusted) (1)(2) ......................................................................    2,492         13,722
   Retained Earnings ......................................................................................    9,855          9,855
                                                                                                             -------        -------
   Total Shareholders' Equity .............................................................................   12,347         23,577
                                                                                                             =======        =======
Total Capitalization ......................................................................................  $17,311        $28,541
                                                                                                             =======        =======

------------
(1)  Reflects   board  and   shareholder   approval  in  February  1999  of  the
     authorization of 1,000,000 shares of preferred stock and an increase in the number of authorized shares of common stock from 1,000,000 to 20,000,000.

(2) Excludes: (i) 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan; (ii) 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan; and (iii) up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures. See "Management--1999 Equity Incentive Plan," "--Employee Stock Purchase Plan" and "Description of Capital Stock--Debentures."

                                    DILUTION

Our net tangible book value as of December 31, 1998 was approximately $12.2 million, or $3.44 per share of outstanding common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Dilution per share represents the difference between the price per share paid by investors in this offering and the as adjusted net tangible book value per share immediately after this offering.

After giving effect to the sale of the 1,000,000 shares of common stock offered hereby, at an assumed initial public offering price of $12.00 per share (after deducting the estimated fees payable to the underwriter and offering expenses payable by us), our as adjusted net tangible book value at December 31, 1998 would have been approximately $23.4 million, or $5.15 per share. This represents an immediate dilution of $6.85 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share ......................             $ 12.00
                                                                                   --------
   Net tangible book value per share as of December 31, 1998 .........  $ 3.44
   Increase per share attributable to new investors ..................    1.71
                                                                        -------
   As adjusted net tangible book value after this offering ...........                5.15
                                                                                   --------
Dilution per share to new investors in this offering .................             $  6.85
                                                                                   ========

The following table summarizes, on a pro forma basis after giving effect to the offering, the number of shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing the shares offered hereby assuming an initial public offering price of $12.00 per share:

                                                                                                                      Average
                                                                                                                     Price Paid
                                                        Shares Purchased                Total Consideration (1)       Per Share
                                                   --------------------------         -------------------------      ------------
                                                   Number             Percent         Amount            Percent
                                                   ------             -------         ------            -------
Existing shareholders                             3,550,852             78.0%       $ 2,491,646            17.2%       $     0.70
New public investors                              1,000,000             22.0         12,000,000            82.8             12.00
                                                  ---------            ------       -----------           -----
   Total                                          4,550,852            100.00%      $14,491,646           100%

------------
(1) Based on shares outstanding on December 31, 1998. Excludes: (i) 500,000 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan; (ii) 50,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan; and (iii) up to 454,622 shares of common stock issuable upon conversion of outstanding convertible debentures. See "Capitalization," "Management--1999 Equity Incentive Plan," "--Employee Stock Purchase Plan" and "Description of Capital Stock--Debentures."

                             SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of and for each of the fiscal years in the five-year period ended June 30, 1998, as of December 31, 1998 and for the six-month periods ended December 31, 1997 and 1998. The statements of operations data for each of the fiscal years in the two-year period ended June 30, 1998 and the balance sheet data as of June 30, 1997 and 1998 have been derived from our financial statements, audited by Odenberg, Ullakko, Muranishi & Co. LLP, independent auditors, which are included elsewhere in this prospectus. The statements of operations data for each of the fiscal years in the three-year period ended June 30, 1996 and the balance sheet data as of June 30, 1994, 1995 and 1996 have been derived from our unaudited financial statements, which are not included in this prospectus. The statements of operations data for the six-month periods ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1998 have been derived from our unaudited financial statements that include, in the opinion of our management, all normal and recurring adjustments that our management considers necessary for a fair statement of the quarterly results. The operating results for the six months ended December 31, 1998 are not necessarily indicative of results that may be expected for the year ending June 30, 1999. The following information is qualified by reference to, and should be read in conjunction with, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this prospectus.

                                                                                                               Six Months Ended
                                                                  Fiscal Year Ended June 30,                       December 31,
                                                   --------------------------------------------------------    --------------------
                                                     1994        1995        1996       1997         1998        1997        1998
                                                   --------    --------    --------    --------    --------    --------    --------
                                                              (Unaudited)                    (Audited)               (Unaudited)
Statement of Income Data:
(In thousands, except per share data)
Gross Sales .....................................  $  6,340    $  8,548    $ 11,028    $ 12,247    $ 17,017    $  8,855    $ 12,195
 Less Excise Taxes ..............................       142         237         249         330         553         197         276
 Less Discounts, Returns and Allowances .........       440         409         556         394         574         273         337
                                                   --------    --------    --------    --------    --------    --------    --------
Net Sales .......................................     5,758       7,902      10,223      11,523      15,890       8,385      11,582
Cost of Goods Sold ..............................     2,826       2,633       4,886       5,196       7,397       3,652       5,066
                                                   --------    --------    --------    --------    --------    --------    --------
Gross Profit ....................................     2,932       5,269       5,337       6,327       8,493       4,733       6,516
Operating Expenses ..............................     1,962       3,297       2,849       3,355       4,105       1,852       2,340
                                                   --------    --------    --------    --------    --------    --------    --------
Operating Income ................................       970       1,972       2,488       2,972       4,388       2,881       4,176
Other Income (Expense) ..........................        55        (192)       (297)       (437)       (474)       (114)       (147)
                                                   --------    --------    --------    --------    --------    --------    --------
Income Before Income Taxes ......................     1,025       1,780       2,190       2,535       3,914       2,767       4,029
Provision for Income Taxes ......................       433         763         921       1,067       1,592       1,133       1,744
                                                   --------    --------    --------    --------    --------    --------    --------
Net Income ......................................  $    592    $  1,017    $  1,269    $  1,468    $  2,322    $  1,634    $  2,285
                                                   ========    ========    ========    ========    ========    ========    ========
Basic Earnings per Share (1) ....................  $   0.16    $   0.28    $   0.35    $   0.40    $   0.67    $   0.47    $   0.66
                                                   ========    ========    ========    ========    ========    ========    ========
Weighted Average Number of Common Shares
 Outstanding (1) ................................     3,636       3,636       3,636       3,636       3,492       3,505       3,479
Diluted Earnings per Share (1) ..................  $   0.16    $   0.27    $   0.33    $   0.39    $   0.63    $   0.44    $   0.61
                                                   ========    ========    ========    ========    ========    ========    ========
Weighted Average Number of Common Shares
 and Equivalents Outstanding (1) ................     3,636       3,884       3,939       3,939       3,795       3,808       3,847


                                                                              June 30,
                                                     -----------------------------------------------------------
                                                      1994         1995         1996         1997         1998     December 31, 1998
                                                     -------      -------      -------      -------      -------   -----------------
                                                                (Unaudited)                       (Audited)            (Unaudited)
Balance Sheet Data:
(In thousands)
        Cash & Cash Equivalents ...............      $   103      $   542      $   766      $   212      $   102        $ 3,171
        Inventories ...........................        2,787        3,979        5,144        7,158       10,427         12,931
        Proper, Plant and Equipment, Net ......           84        2,075        2,445        2,647        2,974          3,870
        Total Assets ..........................        4,051        8,685       10,591       12,040       15,977         23,224
        Current Liabilities ...................        1,944        2,752        3,231        3,159        4,693          6,112
        Long-Term Liabilities .................           79        2,723        2,662        2,622        2,910          4,765
        Total Shareholders' Equity ............        2,028        3,210        4,698        6,259        8,374         12,347

------------
(1)  Computed  on the  basis  described  in  Notes  1 and  15 to  our  Financial
     Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Except for historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Ravenswood's actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, among others, those discussed below, in "Risk Factors" and elsewhere in this prospectus. Ravenswood does not intend to update these forward-looking statements.

Overview

Ravenswood produces, markets and sells premium California wines exclusively under the Ravenswood brand name. The vast majority of wines produced and sold by Ravenswood are red varietals, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. To a lesser extent, Ravenswood produces white wines, including Chardonnay, French Colombard and Gew -urztraminer. Ravenswood's red wines accounted for approximately 91% of its gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of its gross sales for that period. Ravenswood believes that sales of its red wines, particularly Zinfandel, will continue to account for a significant portion of its sales in the future.

Ravenswood was founded as a partnership in 1976 by W. Reed Foster, Ravenswood's Chairman and Chief Executive Officer, and Joel E. Peterson, Ravenswood's President and Winemaker. In its initial year of operation, Ravenswood harvested and crushed Zinfandel grapes from two Sonoma County vineyards. In 1979, Ravenswood converted to a limited partnership and released its first wines, consisting of 327 cases of the 1976 vintage Zinfandel. Ravenswood incorporated in California in 1986.

Since its inception, Ravenswood has grown by increasing its production volume and its portfolio of premium wine products. For the fiscal year ended June 30, 1998, Ravenswood realized gross sales of $17.0 million from the sale of 191,655 cases (which include twelve, 750 ml bottles per case) and Ravenswood branded merchandise. For the 1996 vintage, which was primarily sold in the 1998 fiscal year, Ravenswood offered 37 different wine products within three series. These product series include:

   * the value-priced Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;

   * the intermediate-priced County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and

   * the higher-priced Vineyard Designate Series, with a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

All of Ravenswood's products are priced within the super-premium and ultra-premium categories of the premium wine market. The actual price of any particular wine may be either higher or lower than suggested retail, depending upon the type of retail outlet and location where it is sold. See "Business--Ravenswood's Products."

The mix of products sold in any given period affects Ravenswood's gross profit as a percentage of net sales (gross margin). In particular, as sales of the value-priced Vintners Blend Series have increased as a percentage of gross sales, Ravenswood's gross margin has decreased. The gross margin for the Vintners Blend Series is traditionally more variable than

Ravenswood's higher-priced product series because a significant portion of the wine used in these products is purchased in the bulk market rather than produced by Ravenswood from grapes acquired from its traditional grape suppliers.
Ravenswood has no bulk wine purchase contracts, and the price, quality and available quantity of bulk wine have fluctuated in the past and Ravenswood expects that they will continue to fluctuate in the future.

The timing for release of certain of Ravenswood's products, particularly its County Series and Vineyard Designate Series, also significantly affects Ravenswood's sales in specific periods. Ravenswood traditionally releases new vintages of its Vineyard Designate Series in the fourth fiscal quarter or the first fiscal quarter of the subsequent fiscal year. In addition, the release dates of some of Ravenswood's County Series wines fluctuate between the third and fourth fiscal quarters of each fiscal year. The timing of these release dates is based upon the winemakers' determination as to the optimal flavor characteristics of these wines. Release dates have fluctuated in the past and can be expected to continue to fluctuate from year to year, which may make comparison of results on a period-to-period basis less meaningful.

The pricing for grapes obtained from Ravenswood's suppliers is determined annually by reference to certain benchmark price quotations or through negotiation. As a result, the cost of grapes used in Ravenswood's wine production has fluctuated and is expected to continue to fluctuate. Ravenswood has traditionally attempted to moderate and stabilize price increases from year to year. Consequently, gross margins realized by Ravenswood have fluctuated in the past and are expected to continue to fluctuate with the price of grapes used in production. See "Business--Grape and Bulk Wine Supply."

Ravenswood does not have an in-house sales staff. It markets and sells its wine both to "on-premise" restaurants and "off-premise" retailers, such as liquor stores, specialty wine stores, supermarkets and discounters. Ravenswood sells its products directly in California, utilizing five warehouses throughout the state and a network of seven brokers. Ravenswood realizes significantly greater gross margins in areas, such as California, where it relies on direct sales facilitated through brokers without the use of distributors. Sales within California, not including sales through Ravenswood's tasting room, accounted for approximately 39% of Ravenswood's net sales in the 1998 fiscal year. Ravenswood believes that sales within California will continue to account for a substantial portion of its sales in the future.

Results of Operations

The following table sets forth certain items from Ravenswood's statement of income, expressed as a percentage of net sales, for the periods indicated:


                                         Fiscal Year         Six Months Ended
                                        Ended June 30,         December 31,
                                    --------------------    ------------------
Statement of Income Data:            1997         1998       1997       1998
----------------------------------  -------      -------    -------    -------
Net Sales ........................    100.0%       100.0%     100.0%     100.0%
Cost of Goods Sold ...............     45.1        46.6       43.6       43.7
                                    -------      -------    -------    -------
Gross Profit .....................     54.9        53.4       56.4       56.3
Operating Expenses ...............     29.1        25.8       22.1       20.2
                                    -------      -------    -------    -------
Operating Income .................     25.8        27.6       34.3       36.1
Other Expense, net ...............      3.8         3.0        1.3        1.3
                                    -------      -------    -------    -------
Income Before Income Taxes .......     22.0        24.6       33.0       34.8
Provision for Income Taxes .......      9.3        10.0       13.5       15.1
                                    -------      -------    -------    -------
Net Income .......................     12.7%      14.6%      19.5%      19.7%
                                    =======      =======    =======    =======

Six Months Ended December 31, 1998 and 1997

Sales

Net sales consist of gross sales of Ravenswood's wines and merchandise, less excise taxes, discounts, returns and allowances. Net sales of Ravenswood's products increased to $11.6 million in the six months ended December 31, 1998, from $8.4 million in the six months ended December 31, 1997. This increase is primarily attributable to an increase in the volume of wines produced and sold by Ravenswood. In the six months ended December 31, 1998, case sales of Ravenswood's products increased to 130,493 cases, from 91,681 cases in the six months ended December 31, 1997, while the average price per case decreased by approximately 2.7%. This decrease in average price per case is primarily attributable to the increase in sales of Ravenswood's value-priced Vintners Blend Series as a percentage of gross sales and, to a lesser extent, to the respective release dates of certain Vineyard Designate Series Zinfandel products in each of these periods.

The percentages of gross sales attributable to Ravenswood's Vintners Blend Series, County Series and Vineyard Designate Series were approximately 48%, 26% and 24%, respectively, in the six months ended December 31, 1998, as compared to 43%, 31% and 24%, respectively, in the corresponding period in 1997. Sales of Ravenswood branded merchandise accounted for approximately 2% of gross sales in each of these periods. Ravenswood expects that the percentage of gross sales attributable to sales of its Vintners Blend Series and, to a lesser extent, its County Series, will increase relative to sales of Ravenswood's Vineyard
Designate Series as Ravenswood continues to expand its production and product offerings within these segments.

Cost of Goods Sold

Cost of goods sold includes the costs of raw materials (grapes and bulk wine), packaging, labor used in wine production, bottling, warehousing and overhead on winery facilities and equipment. These costs are capitalized as inventory and depleted as costs of goods sold are recognized. Cost of goods sold increased to $5.1 million, or 43.7% of net sales, in the six-month period ended December 31, 1998, from $3.7 million, or 43.6% of net sales, in the corresponding period in 1997. The increase in the amount of cost of goods sold over these respective periods is primarily due to increases in the total volume of wine sold.

Gross Profit

Ravenswood's gross profit increased to $6.5 million in the six months ended December 31, 1998, from $4.7 million in the corresponding period in 1997, but decreased as a percentage of net sales to 56.3% from 56.4% in these respective periods. The increase in the amount of gross profit is primarily attributable to increases in sales volumes across all product lines, particularly the Vintners Blend Series.

Operating Expenses

Operating expenses consist of sales and marketing overhead, commissions paid to independent brokers, advertising and merchandising expenses, salaries and facilities expenses unrelated to wine production, insurance and professional services expenses. Operating expenses increased to $2.3 million in the six months ended December 31, 1998, from $1.9 million in the corresponding period in 1997. As a percentage of net sales, operating expenses decreased to 20.2% of net sales in the six months ended December 31, 1998, from 22.1% of net sales in the six months ended December 31, 1997. The increase in operating expenses is primarily attributable to increases in brokerage commissions related to Ravenswood's increased sales volumes, particularly in California. The decrease in operating expenses as a percentage of net sales is primarily attributable to increased sales volumes without corresponding increases in administrative staff or other overhead expenses. Ravenswood expects operating expenses to increase as it continues to increase production and becomes a public company.

Other Expense, Net

Other expense consists of non-operating income and expense items, which primarily consist of interest on outstanding indebtedness. These items have tended to fluctuate from year to year. Other expense amounted to $113,588 and $146,955 in the six months ended December 31, 1997 and 1998, respectively. Ravenswood expects that these expenses will increase as it is required to pay interest on $1,687,500 worth of convertible debentures issued in the second quarter of the 1999 fiscal year. Ravenswood expects that this expense may be offset in part by interest earned on that portion of the proceeds of this offering that is retained as working capital. Interest payments on the debentures commenced in January 1999 and will continue to be paid on a quarterly basis until such debentures are converted or redeemed, or mature. See "Description of Capital Stock--Debentures."

Provision for Income Taxes

The provision for income taxes reflects the estimated annualized effective tax rate of 43.3% at December 31, 1998, and 40.9% at December 31, 1997. Ravenswood does not expect a material change in its effective tax rate in the near future.

Fiscal Years Ended June 30, 1998 and 1997

Sales

Net sales of Ravenswood's products increased to $15.9 million in the 1998 fiscal year, from $11.5 million in the 1997 fiscal year. This increase is primarily attributable to an increase in the volume of wines produced and sold by Ravenswood. In the 1998 fiscal year, case sales increased to 191,655 cases from 131,175 cases in the 1997 fiscal year, while the average price per case decreased from $91.58 to $87.37 in these respective periods. The decrease in average price per case is primarily attributable to the increase in sales of the value-priced

Vintners Blend Series as a percentage of gross sales and, to a lesser extent, the timing of release dates for certain Vineyard Designate Series Zinfandel products in these respective periods.

The percentages of gross sales attributable to the Vintners Blend Series, County Series and Vineyard Designate Series were 56%, 27% and 16%, respectively, in the 1998 fiscal year, as compared to 43%, 32% and 22%, respectively, in the 1997 fiscal year. Sales of Ravenswood branded merchandise accounted for approximately 2% of gross sales in each of these periods.

Cost of Goods Sold

Cost of goods sold increased to $7.4 million, or 46.6% of net sales, in the 1998 fiscal year, from $5.2 million, or 45.1% of net sales, in the 1997 fiscal year. The increase in the amount of cost of goods sold over these respective periods is primarily due to increases in the total volume of wine sold. The increase in cost of goods sold as a percentage of net sales is primarily attributable to the increase in sales of Ravenswood's lower-margin Vintners Blend Series as a percentage of gross sales.

Gross Profit

Ravenswood's gross profit increased to $8.5 million in the 1998 fiscal year, from $6.3 million in the 1997 fiscal year, but decreased as a percentage of net sales, to 53.4% from 54.9% in these respective periods. The increase in aggregate gross profit is primarily attributable to increases in sales volumes across all of Ravenswood's product lines, particularly the Vintners Blend Series. The decrease in gross profit as a percentage of net sales is primarily attributable to an increase in sales of the lower-margin Vintners Blend Series as a percentage of gross sales.

Operating Expenses

Operating expenses increased to $4.1 million in the 1998 fiscal year, from $3.4 million in the 1997 fiscal year, but decreased as a percentage of net sales to 25.8% in the 1998 fiscal year from 29.1% in the 1997 fiscal year. The increase in the amount of operating expenses is primarily attributable to increases in brokerage commissions related to Ravenswood's increased sales volumes and, to a lesser extent, increased expenditures on advertising and promotional efforts. The decrease in operating expenses as a percentage of net sales is primarily attributable to increased sales volumes without corresponding increases in administrative staff or other overhead expenses.

Other Expense, Net

Other expense amounted to $474,340 and $437,258, or 3.0% and 3.8% of net sales, in the 1998 and 1997 fiscal years, respectively.

Provision for Income Taxes

The provision for income taxes reflects the estimated annualized effective tax rate of 40.7% in the 1998 fiscal year and 42.1% in the 1997 fiscal year.

Selected Quarterly Results of Operations

The following table presents Ravenswood's results of operations for each of the six quarters prior to and including the quarter ended December 31, 1998. The quarterly information is unaudited, but management believes that the information regarding these quarters has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments have been included to present fairly the unaudited quarterly results when read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

                                                                                       Quarter Ended
                                                          -----------------------------------------------------------------------
                                                      September 30, December 31,   March 31,   June 30,   September 30, December 31,
                                                           1997         1997         1998         1998         1998         1998
                                                          ------       ------       ------       ------       ------       ------
Statement of Income Data:
(In thousands)
Gross Sales ............................................. $4,578       $4,277       $3,795       $4,367       $6,342       $5,853
  Less Excise Taxes .....................................    129           68           84          272          225           51
  Less Discounts, Allowances and Returns ................    123          150          135          165          155          182
                                                          ------       ------       ------       ------       ------       ------
Net Sales ...............................................  4,325        4,059        3,576        3,930        5,962        5,620
Cost of Goods Sold ......................................  1,804        1,848        1,787        1,958        2,528        2,538
                                                          ------       ------       ------       ------       ------       ------
Gross Profit ............................................  2,521        2,211        1,789        1,972        3,434        3,082
                                                          ------       ------       ------       ------       ------       ------
Operating Expenses ......................................    880          972          914        1,341        1,215        1,125
                                                          ------       ------       ------       ------       ------       ------
Operating Income ........................................  1,642        1,239          875          631        2,219        1,957
Other (Income) Expense ..................................     34           79          100          260           73           74
                                                          ------       ------       ------       ------       ------       ------
Income Before Income Taxes ..............................  1,607        1,160          775          371        2,146        1,884
Provision for Income Taxes ..............................    658          475          315          144          929          815
                                                          ------       ------       ------       ------       ------       ------
Net Income .............................................. $  949       $  685       $  460       $  228       $1,217       $1,068
                                                          ======       ======       ======       ======       ======       ======


Ravenswood has experienced seasonal and quarterly fluctuations in sales, operating expenses and net income. Because Ravenswood manages its business to achieve long-term strategic objectives, it may make decisions that it believes will enhance its long-term growth and profitability, even if such decisions adversely affect quarterly earnings. Such decisions include: when to release its wines for sale; how to position its wines competitively; and which grape and bulk wine sources to use to produce its wines. In particular, the release dates of Ravenswood's Vineyard Designate Series and County Series have resulted in fluctuations in Ravenswood's results on a quarter-to-quarter basis. In addition, Ravenswood's sales volume may change depending upon its distributors' inventory levels. The results of operations for any quarter are not necessarily indicative of the results of any future period. The market price of Ravenswood's common stock may fluctuate significantly in response to these quarter-to-quarter variations.

Liquidity and Capital Resources

Ravenswood has funded its capital requirements primarily with cash flows from operations, a mix of short-term and long-term borrowings, and the sale of its securities. Cash and cash equivalents totaled $3,171,374 at December 31, 1998, as compared to $102,272 at June 30, 1998. The increase in cash and cash equivalents is primarily due to the receipt of the net proceeds from Ravenswood's sale of certain securities completed in December 1998.

Net cash provided by operations was $655,773 in the six months ended December 31, 1998, as compared to $124,197 in the six months ended December 31, 1997. For the 1998 fiscal year, net cash used for operations was $357,171, as compared to net cash provided by operations of $265,809 in the 1997 fiscal year. The principal use of cash from operations in each of these respective periods was the acquisition of additional inventory through increased production, while the principal source of cash in each such period was net income.

Net cash used for investing activities totaled $891,336 in the six months ended December 31, 1998, as compared to $243,229 in the six months ended December 31, 1997. Net cash used for investing activities was $490,621 for the 1998 fiscal year, as compared to $312,386 in the 1997 fiscal year. The increases were primarily a result of costs associated with the Quarry Facility. Ravenswood expects that net cash used for investing activities will increase in the future as additional investments in plant and equipment are made in completing the Quarry Facility.

Net cash provided by financing activities was $3,304,665 in the six months ended December 31, 1998, as compared to $72,923 in the six months ended December 31, 1997. Net cash provided by financing activities totaled $738,103 in the 1998 fiscal year, as compared to $507,595 used for financing activities in the 1997 fiscal year. The principal sources of cash provided by financing activities in each of these respective periods were short-term borrowings under two lines of credit with Pacific Coast Farm Credit Services and long-term borrowings, including additional obligations to Pacific Coast. In addition, in the six months ended December 31, 1998, a principal source of cash was Ravenswood's sale of certain securities completed in December 1998. The principal use of cash from financing activities in each of these respective periods was for repayment obligations under Ravenswood's various short- and long-term borrowing arrangements. In addition, Ravenswood used $278,255 in cash for the repurchase of outstanding shares of common stock from one of its former officers in the 1998 fiscal year.

The majority of Ravenswood's grape purchases occur in the second fiscal quarter, when the fruit is harvested. Most grape purchase contracts specify the timing of payment for these purchases. Ravenswood typically makes several payments to each grower in the quarters following each harvest. The actual dates vary depending upon the terms of the individual contract. Based upon its grape purchase contracts for the 1998 harvest, these payments will be made in the following manner: 42%, 19% and 21% in the second, third and fourth quarters of fiscal 1999, respectively, and 18% in the first quarter of fiscal 2000. As a result of harvest costs and the timing of grape and bulk purchase payments, Ravenswood's inventory and related cash requirements generally peak during the second or third fiscal quarters. Cash requirements also fluctuate depending upon the level and timing of capital spending and tax payments.

In December 1994, Ravenswood completed a sale of $865,000 of convertible debentures due December 31, 2004. Each $10,000 debenture is convertible into 3,500 shares of common stock at any time prior to December 31, 1999 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time during the period from January 1, 2000 until the maturity date. Ravenswood pays interest quarterly on the debentures based on a floating index tied to prime bank rates for a five-year period. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2%, or the maximum interest rate exceed 11%.

In December 1998, Ravenswood completed a sale of $1,687,500 of convertible debentures due December 31, 2008 and $1,687,500 of common stock. Each $10,000 debenture is convertible into 900 shares of common stock at any time prior to December 31, 2003, upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time during the period from January 1, 2004 until the maturity date.

Ravenswood pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT&SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2%, or the maximum interest rate exceed 11%.

Ravenswood has two lines of credit with Pacific Coast Farm Credit Association, pursuant to which Ravenswood may borrow up to a total of $2.8 million. As of December 31, 1998, Ravenswood had $1,529,887 outstanding pursuant to these lines of credit. In addition. Ravenswood is currently negotiating with Pacific Coast Farm Credit Association for an additional $4 to $5 million line of credit to be secured by the Quarry Facility. Since 1989, Ravenswood has periodically borrowed funds for short-term working capital from certain of its executive officers. As of December 31, 1998, Ravenswood had outstanding promissory notes in the principal amount of $50,250 payable to Mr. Foster, its Chairman and Chief Executive Officer, and additional promissory notes in the principal amount of $46,143 payable to Mr. Peterson, its President and Winemaker. See "Certain Transactions."

Ravenswood anticipates that its capital expenditures will increase substantially in the 1999 fiscal year as it undertakes to complete the Quarry Facility. The full extent of Ravenswood's future capital requirements and the adequacy of its available funds will depend on many factors, not all of which can be accurately predicted. Although no assurance can be given, Ravenswood believes that anticipated cash flow from operations, borrowings under its existing credit agreements, its proposed additional line of credit, and proceeds from this offering and other recent financing activities will be sufficient to fund its capital requirements, including its planned expansion, for at least the next 12 months. In the event that additional capital is required, Ravenswood may seek to raise that capital through public or private equity or debt financings. Future capital funding transactions may result in dilution to purchasers in this offering. There can be no assurance that such capital will be available on favorable terms, if at all. See "Business--Wine Production Facilities."

Risks Associated with Potential Year 2000 Problems

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to process correctly dates beginning in 2000 and to comply with the Year 2000 requirements. Ravenswood is reviewing its information systems for any potential Year 2000 problems that might arise as a result of these requirements, and does not believe such systems will be affected by the upcoming change in century. However, Ravenswood utilizes third-party equipment and software that may not be Year 2000 compliant. If such third-party equipment or software fails to process dates for the year 2000 and thereafter properly, such a failure could cause Ravenswood to incur unanticipated expenses to remedy any problems, which could harm its business. In addition, Ravenswood relies on various service providers, including banks, and on grape and bulk wine suppliers, third-party production facilities and distributors. The software and computer systems of any of these entities could have Year 2000 problems. A disruption in the supply of services or products Ravenswood receives from any of these entities due to Year 2000 problems could harm its business.

                                    BUSINESS

Overview

Ravenswood produces, markets and sells premium California wines exclusively under the Ravenswood brand name. The vast majority of the wines Ravenswood produces and sells are red wines, including Merlot, Cabernet Sauvignon and, particularly, Zinfandel. To a lesser extent, Ravenswood produces white wines, including Chardonnay, French Colombard and Gewurztraminer.

Ravenswood produces wines in three series:

   * the value-priced Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;

   * the intermediate-priced County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and

   * the higher-priced Vineyard Designate Series, with a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

The actual price of any particular wine may be either higher or lower than suggested retail, depending upon the type of retail outlet and location where it is sold. All of these products are within the super-premium and ultra-premium categories of the premium wine market generally recognized by the wine trade. Ravenswood believes that the scope of its product offerings, coupled with its emphasis on red wines, has positioned it well within the fastest growing segments of the premium wine market. Since its inception, Ravenswood has continued to expand its product portfolio by including new labels in its County Series and its Vineyard Designate Series and by developing and steadily increasing the production of its Vintners Blend Series. For its 1996 vintage, Ravenswood marketed and sold 37 different wines within its three product series.

Ravenswood's approach focuses on using old-world French winemaking techniques to produce premium wines of exceptional quality and on building awareness and loyalty for the Ravenswood brand. Ravenswood has traditionally concentrated investment in developing its brand name, building inventory and expanding distribution channels, rather than developing vineyard holdings and production facilities. Although Ravenswood currently owns and manages 14 acres of planted vineyards, it relies almost exclusively on grapes supplied by third parties. A majority of these grapes are crushed and fermented at facilities owned by third parties, in accordance with Ravenswood's prescribed winemaking practices. Ravenswood also purchases bulk wine of superior quality, which is incorporated into its products, particularly its Vintners Blend Series. A substantial portion of Ravenswood's wines is stored at facilities leased for this purpose by Ravenswood.

Ravenswood believes this strategy has enabled it to sustain the growth necessary to capitalize on favorable trends in the demand for California premium wines, while minimizing the need to invest large amounts of capital in the acquisition and development of land and capital equipment until its production levels warranted such investment.

Ravenswood was founded in 1976 by Messrs. Foster and Peterson when Mr. Peterson harvested and crushed Zinfandel grapes from two Sonoma County vineyards. In 1979, Ravenswood released its first wines, consisting of 327 cases of the 1976 vintage Zinfandel. Since its founding, and particularly since 1991, Ravenswood's production and sales levels have increased substantially, to approximately 191,655 cases sold and $17.0 million in gross sales for the 1998 fiscal year. From the 1994 fiscal year to the 1998 fiscal year, the compound annual growth rate of Ravenswood's gross sales was approximately 28%.

Ravenswood has occupied the Gehricke Road Facility in Sonoma, California since 1991. This facility includes a tasting room, which Ravenswood uses to promote consumer demand and generate direct retail sales, as well as a wine production facility, a barrel storage warehouse and executive offices. Recognizing its anticipated growth and the potential scarcity of future winemaking capacity in the Napa and Sonoma counties of California, Ravenswood is building a new winery facility in Sonoma County, which is referred to as the Quarry Facility. Ravenswood believes that the Quarry Facility will reduce its reliance on leased storage space and custom crush production facilities and improve its ability to control the quality of its wines and operate efficiently.

Varietal Wines

In the United States, wines are classified as "non-varietal" or "varietal." Non-varietal wines contain less than 75% of a single grape variety. While there are non-varietal blends sold within the premium category, non-varietal wines are often sold as "generic" or "jug" wines and include wines named after European regions (e.g., Burgundy and Chablis), as well as wines simply labeled "red" or "white." Generic or jug wines are packaged primarily in large-size containers (e.g., three-, four- and five-liter sizes) and usually retail for less than $3.00 per 750 ml equivalent unit.

As prescribed by United States Federal Bureau of Alcohol, Tobacco, and Firearms regulation, varietal wines must contain at least 75% of the single grape variety for which they are named. Wine production outside the United States relies on a significant number of grape varieties, and most of the better known wines are not varietally designated. The majority of high-quality wine produced in the United States is varietal and, particularly in California, is comprised of a limited number of grape varieties with distinct characteristics. The predominant varietal wines produced in California include the following:

Cabernet Sauvignon:  The Cabernet Sauvignon  varietal,  which is the most famous grape of France's Bordeaux region, is a hybrid of Cabernet Franc (a red grape) and Sauvignon Blanc (a white grape). It produces red wines that are highly aromatic, with significant depth and intensity of flavor. Cabernet Sauvignon has traditionally been blended with other select grape varieties, but in the United States, and particularly California, it is not unusual to have wines that contain 90% to 100% of this varietal. The most highly regarded Cabernet Sauvignon wines are generally stored in French or American oak barrels for 18 to 30 months prior to bottling in order to impart a distinctive flavor, while softening the effect of the natural grape skin astringent (tannin) that is highly concentrated in the Cabernet Sauvignon grape.

Chardonnay:          The  Chardonnay  grape is a versatile  varietal  that grows well in a variety of locations throughout the world, including California. The Chardonnay grape produces white wines that winemakers can relatively easily manipulate in order to produce distinctive flavors. Chardonnay is often highly regarded for the significant impact oak aging can have on enhancing the fruit and spice flavors of the grape. Chardonnay is the most plentiful white grape in California and is planted in virtually all of its wine growing regions, producing wines that range from jug to ultra-premium quality.

Merlot: Like Cabernet Sauvignon, Merlot's prominence originated in the Bordeaux region of France, where it is mainly blended with other varietals according to local winemaking traditions. It is the predominant grape of the Pomerol appellation in Bordeaux, and Chateau Petrus, the most famous wine of that appellation, is nearly 100% Merlot. Wide-scale production of Merlot in California has developed over the last 15 to 20 years. Due to its popularity, Merlot is being widely planted in California and Chile, even though it is considered difficult to grow because of its uneven crop production. Merlot is typically considered softer and more supple tasting than Cabernet Sauvignon.

Zinfandel:           Zinfandel  arrived in California  in the  mid-1800s  from a horticultural  collection  in  New  York.  The  origins  of
                     Zinfandel  are unknown,  although it is closely  related to the ancient Plavic Mali varietal from Croatia. Zinfandel is well suited to the California climate and is widely planted throughout  the  state.  Much  of the  Zinfandel  grown  in
                     California is used in the production of white Zinfandel,  a blush-colored  slightly sweet wine that is served  chilled.
                     Traditional   Zinfandel,   a  red  wine,   can  range  from
                     short-lived wines with light berry flavors and mild tannins to robust,  intensely-flavored  wines with  strong  tannins that are  vinted  to  improve  with age.  California  has a number of old Zinfandel vineyards that range from 50 to 100 years  old.  Many of these  vineyards  are  farmed  without
                     irrigation,   are  planted  relatively  densely,   and  are
                     frequently planted in prime grape-growing locations. Such vines produce smaller, more uniform crops of superior quality and are highly sought after by wineries such as Ravenswood.

While these varietal grapes are widely produced and the wines produced from them are generally considered the most popular with consumers, other varietals, including Sauvignon Blanc, Gew -urztraminer, Pinot Noir, Sangiovese, Petite Sirah, Syrah, and Grenache, are also produced in significant quantities throughout the world, including California. In addition, wines blended from varietal grapes that do not consist of 75% or more of one varietal are commonly produced worldwide. California has experienced a growing trend toward producing more ultra-premium non-varietal wines. Perhaps the most well known of these are the "Meritage" (rhymes with "heritage") wines that use varietal grapes commonly associated with Bordeaux. These Meritage wines are both white and red. The whites are usually a combination of Sauvignon Blanc and Semillion, while the reds are some combination of Cabernet Sauvignon, Cabernet Franc, Merlot, Petite Verdot and Malbec. There has also been a trend in California to produce
Rhone-style blends. These blends include grapes such as Rousanne and Marsanne for white wines, and Syrah, Grenache, Mourvedre and Cinsault for red wines.

The Premium Wine Market

Most varietal wines and blends of highly regarded varietals are generally considered "premium" wines and typically retail for more than $3.00 per 750 ml equivalent unit. The premium category is often divided into three major segments: "popular premium" wines, which retail for between $3.00 and $7.00 per 750 ml equivalent unit; "super-premium" wines, which retail for between $7.00 and $14.00 per 750 ml equivalent unit; and "ultra-premium" wines, which retail for $14.00 or more per 750 ml equivalent unit. Industry analysts estimate that in 1997, shipments of popular-premium, super-premium and ultra-premium wines accounted for 66%, 27% and 7%, respectively, of premium wine cases shipped in the United States and 46%, 35% and 19%, respectively, of premium wine revenues (as indicated in the chart below). Ravenswood's products fall exclusively into the super-premium and ultra-premium segments of the premium wine category.

           The United States Premium Wine Shipments By Segment: 1997*


                               [GRAPHIC OMITTED]

     (Two pie charts showing percentages of cases and revenues by popular, super-premium and ultra-premium)

* Source: Gomberg, Fredrickson and Associates


During the last ten years, consumer preferences for wine in the United States have shifted significantly away from generic jug wines toward premium wines sold in 750 ml bottles. Industry analysts estimate that United States shipments of California premium wines have grown from approximately $866 million in 1987 to approximately $3.6 billion in 1997. Ravenswood believes this growth in the premium wine category can be attributed to, among other things, an increasingly discriminating customer base that appreciates higher quality wines and is willing to pay for them.

As a result of changing consumer preferences, as well as several studies suggesting various health benefits from the moderate consumption of red wine, the vast majority of the recent growth in the wine industry has been in the sales of red wine. Industry analysts estimate that sales of nine-liter cases of red wine grew 158% from 1991 to 1997, from 22.1 million cases to 57.2 million cases (as indicated in the following chart). This amounts to approximately 67% of the growth in the premium wine industry during this period.

[GRAPHIC OMITTED]                        Percentage Increase: 1991 - 1997*

(Bar graph showing
United States table                              Red:      158%
wine shipments                                   White:     15%
by color,                                        Blush:     16%
from 1991 to 1997
(in millions of cases))

* Source: Gomberg, Fredrickson and Associates

Within the red wine category, Cabernet Sauvignon has historically dominated sales relative to other varietals. In recent years, however, other varietals, including Merlot and, more recently, Zinfandel, have fueled much of the growth in sales of red wines. The following table sets forth estimated shipments for certain red wines by varietal, as measured in millions of nine-liter cases.

      United States Shipments of California Premium Red Wines by Varietal*
                         (millions of nine-liter cases)

                                                                                                     Compound
                                                                                                      Annual
                                                                                                    Growth Rate
                            1990     1991     1992     1993     1994     1995     1996     1997      1990-1997
                            ------   ------   ------   ------   ------   ------   ------   ------   -------------
Cabernet Sauvignon   ......  4.6      5.0      6.7      7.5      8.7      9.8     11.3     11.8         14.4%
Merlot   ..................  0.6      0.8      1.4      2.0      2.8      3.8      5.3      7.0         42.0%
Red Zinfandel  ............  0.6      0.7      0.8      0.9      1.2      1.6      2.1      2.4         21.9%
Pinot Noir  ...............  0.3      0.3      0.4      0.5      0.6      0.7      0.8      0.9         17.0%

------------
* Source: Gomberg, Fredrickson and Associates


The Ravenswood Strategy

Ravenswood believes that its mix of premium wine products of different varietals and different price segments has positioned it to take advantage of the rapid growth in the consumption of premium wines, particularly California red varietals. Ravenswood's objectives are to continue to concentrate on producing wines that enhance its reputation for high quality and further establish its brand identity in order to achieve a competitive advantage in every segment of the premium wine market in which Ravenswood operates. To achieve these objectives, Ravenswood has developed the following strategies:

Focus on Product Offerings      Although demand for premium  California wine has
that Give the Consumer          increased  across the spectrum of wine varietals
the Demonstrable Value:         in the last decade, most prominent growth in the
                                past six  years has been in the  demand  for red
                                wines. Red wines accounted for approximately 91%
                                of  Ravenswood's  gross sales in the 1998 fiscal
                                year.  As a result,  Ravenswood  believes it has
                                been and continues to be well positioned to take
                                advantage of the growing consumer preference for
                                premium  red  wine.  In  particular,  Ravenswood
                                believes its emphasis on the
                                production of Zinfandel has allowed it to become
                                recognized  as a quality  leader in this segment
                                of  the  wine  market.   Ravenswood  intends  to
                                continue to focus on meeting consumer demand by producing wines which enhance its reputation for expertise, demonstrable value and high quality, thereby further promoting the favorable image of its products.

Strategically Manage            Consumer research indicates that the majority of
the Brand:                      wine consumers  prefer wines with which they are
                                familiar and consider a recognizable  brand name
                                very important when purchasing wine.  Ravenswood
                                believes   the   quality  of  its   wines,   its
                                distinctive  Ravenswood  brand and logo, and the
                                irreverent  image created  through its "No Wimpy
                                Wines"   slogan  have  resulted  in  high  brand
                                awareness   relative   to  other   wineries   of
                                equivalent size. Ravenswood intends to continue to invest in the promotion of its brand name and image in order to continue to generate favorable brand awareness.

Produce High-Quality            Ravenswood believes it has consistently  offered
Products that Emphasize the     consumers  high-quality wines of excellent value
Winemaking  Process:            in each price segment of the premium wine market
                                in  which  it  operates.  Ravenswood's  team  of
                                winemakers   produces   these   wines  by  using
                                high-quality    premium   wine   grapes,   while
                                maintaining  strict  adherence  to  Ravenswood's
                                artisinal  winemaking   techniques,   which  are
                                designed to produce the  highest  quality  wine.
                                Ravenswood  believes that its  old-world  French
                                winemaking techniques impart a distinctive style
                                to its wines, which is evident even when blended
                                with  purchased  bulk wine,  as is  Ravenswood's
                                practice with its Vintners Blend Series. Many of
                                Ravenswood's    grapes   are   purchased    from
                                dry-farmed  vineyards  that yield low crops with
                                concentrated fruit flavors. In addition, younger
                                vineyards from which Ravenswood  acquires grapes
                                are   regularly   thinned  at  the   request  of
                                Ravenswood to ensure the premium  quality of the
                                grapes  they  produce.  Ravenswood  often pays a
                                premium for grapes that are grown  according  to
                                these  specifications.   Ravenswood  intends  to
                                continue to emphasize the  high-quality  results
                                of its  winemaking  process as it  promotes  its
                                existing   products  and   develops   additional
                                product offerings.

Maintain Broad, Efficient       Ravenswood  has  developed  a broad  network  of
Distribution Channels:          brokers and  distributors  throughout the United
                                States  and in  more  than  15  export  markets.
                                Ravenswood   sells  its  products   directly  in
                                California, using five warehouses throughout the
                                state and a network of seven brokers.  Elsewhere
                                throughout     the     United     States     and
                                internationally,  Ravenswood  uses a network  of
                                over    75    distributors.    Ravenswood    has
                                concentrated    on    the    establishment    of
                                relationships with smaller, regionally-based
                                brokers and distributors for which Ravenswood is
                                a prominent brand. Ravenswood believes that such
                                arrangements    create   incentives   for   both
                                Ravenswood and its distribution partners to position the Ravenswood brand optimally.

Selectively Invest in           Ravenswood   has   focused  on   promoting   the
Vineyards and Production        Ravenswood brand and implementing its winemaking
Facilities:                     process while relying on independent growers for
                                grape  supply  and, to a certain  extent,  third
                                parties  for wine  production.  In  addition  to
                                utilizing  independent  facilities,   Ravenswood
                                currently  produces  a  portion  of  its  annual
                                volume  at the  Gehricke  Road  Facility.  While
                                Ravenswood  believes  that it will  continue  to
                                focus   primarily  on  the  development  of  the
                                Ravenswood  brand,  it is  building  the  Quarry
                                Facility to accommodate the increase in its wine
                                production  and to reduce its reliance  upon the
                                limited   capacity   available  at   third-party
                                production  facilities.  Upon  completion of the
                                Quarry Facility,  Ravenswood  expects to utilize
                                fully both the Quarry  Facility and the Gehricke
                                Road   Facility   for   its   wine   production.
                                Ravenswood  believes  the addition of the Quarry
                                Facility   will   present   several    benefits,
                                including: consolidation of operations so as to improve coordination of management and staff;
                                substantial cost savings; and closer control of Ravenswood's winemaking techniques to ensure continued high-quality standards.

Retain and Further Develop      Ravenswood believes its professional  management
the Professional                team's  depth  and   experience  in  winemaking,
Management Team:                marketing   and   business   strategy   will  be
                                important in guiding  Ravenswood's growth. Since
                                its  establishment in 1976,  Ravenswood has been
                                operated by a management  team  dedicated to the
                                production of the highest  quality wines in each
                                of the  categories of the premium wine market in
                                which it competes.  Ravenswood  believes that in
                                order to meet its  objectives,  it must continue
                                to  attract  and  retain  qualified   winemaking
                                experts  and  management  through   compensation
                                benefits   as   well   as   opportunities    for
                                advancement.

Ravenswood Products

Ravenswood has traditionally focused on the production of wines within the super-premium and ultra-premium categories of the premium wine market. Ravenswood's wines target specific varietals and prices within these categories. Ravenswood offers its products in three series:

   * the value-priced Vintners Blend Series, with a suggested retail price of approximately $9.75 to $11.25 per 750 ml bottle;

   * the intermediate-priced County Series, with a suggested retail price of approximately $12 to $18.50 per 750 ml bottle; and

   * the higher-priced Vineyard Designate Series, with a suggested retail price of approximately $18 to $31.50 per 750 ml bottle.

The actual price of any particular wine may be either higher or lower than suggested retail, depending upon the type of retail outlet and location where it is sold.

Vintners Blend:                 Ravenswood's  Vintners Blend Series  consists of
                                wines produced from grapes of specific varietals
                                but   sourced   from  a  variety  of   locations
                                (appellations)  in California.  In producing its
                                Vintners  Blend Series,  Ravenswood  uses grapes
                                obtained  from  independent  growers  in premium
                                grape-growing regions in Northern California and
                                bulk wine  derived  from grapes grown in various
                                California  appellations.  Ravenswood  currently
                                produces   Vintners   Blend   Series   wines  in
                                Zinfandel,   Merlot  and  Chardonnay  varietals.
                                While its Vintners  Blend Series  provides lower
                                margins than  Ravenswood's  other products,  the
                                flexibility  provided  by using  grapes and bulk
                                wine of varying  appellations enables Ravenswood
                                to produce its Vintners Blend Series on a larger
                                scale  than  its  other   products  and  thereby
                                generate greater sales. In the 1998 fiscal year, sales of the Vintners Blend Series totaled $9.5 million, or 56% of Ravenswood's gross sales.

County Series:                  Ravenswood's  County Series consists of specific
                                varietal  wines  primarily  vinted by Ravenswood
                                and blended  from grapes  acquired  from various
                                independent    growers   within   the   specific
                                appellations  of  Napa  County,  Sonoma  County,
                                Amador   County  and  Lodi  County.   Ravenswood
                                believes   that  its  County   Series   provides
                                consumers with a reasonably priced ultra-premium varietal wine derived solely from grapes of highly regarded appellations of the California premium wine industry. For its 1996 vintage, Ravenswood offered twelve different wines within its County Series. In the 1998 fiscal year, sales of the County Series totaled $4.5 million, or 27% of Ravenswood's gross sales.

Vineyard Designate Series:      Ravenswood's  Vineyard Designate Series consists
                                of  ultra-premium  varietal and  Meritage  wines
                                derived   from   grapes   supplied  by  specific
                                vineyards within Napa and

                                Sonoma counties. Ravenswood believes that Vineyard Designate Series wines represent the unique characteristics of each designated vineyard and its respective grape varietal. Ravenswood also believes that its Vineyard Designate Series' emphasis on old-world French winemaking techniques sets a standard for high quality that enhances the perceived value of the products in each of its product series. For its 1996 vintage, Ravenswood offered 22 different wines within its Vineyard Designate Series. The number of products offered within the Vineyard Designate Series varies from year to year. This variation results from two factors: the number of vineyards available for designation and the winemakers' discretion as to whether harvested grapes merit Vineyard Designate Series status. In the 1998 fiscal year, sales of the Vineyard Designate Series totaled $2.7 million, or 16% of Ravenswood's gross sales.

The table below summarizes the number of wines offered in each product series, by varietal, for the Ravenswood 1996 vintage:

                                         Vintners Blend     County     Vineyard Designate     Total
                                         ----------------   --------   --------------------   -------
Zinfandel .....................................  1              4               10              15
Merlot ........................................  1              2                4               7
Cabernet Sauvignon, Cabernet Franc
 and Bordeaux Varietal Blends ................. --              3                4               7
Miscellaneous Reds/Blends ....................  --              1                1               2
Chardonnay ....................................  1             --                2               3
Miscellaneous Whites .......................... --              2                1               3
                                                ---            ---              ---             ---
TOTAL .........................................  3             12               22              37

The vast majority of Ravenswood's products in all of its product series are red wines, particularly Zinfandel. Ravenswood's red wines accounted for approximately 91% of its gross sales in the 1998 fiscal year, with sales of Zinfandel accounting for approximately 63% of its gross sales for that period. Ravenswood estimates that production of future vintages will continue to consist primarily of red wines, although it expects that a lesser percentage of Ravenswood's total production will consist of Zinfandel. While Ravenswood will continue to attempt to expand its sales and name recognition selectively, Ravenswood believes that its current mix of products is well suited to the growing demand for red wines, and it intends to continue to devote a majority of its production to its existing red wines.

Ravenswood believes that by focusing on its unique winemaking process and emphasizing red wine, it has achieved a reputation for high quality and distinctive flavors within the market for red wines, particularly with respect to its Zinfandel and its Vineyard Designate Series. Ravenswood intends to maintain its position as a prominent supplier in the product categories in which it has already established itself. It also plans to explore additional opportunities to produce alternative varietal or blended products in those areas where its focus can enable Ravenswood to establish a similar reputation for excellence and build favorable awareness for the Ravenswood brand.

Ravenswood's Red Winemaking Process

In producing its premium wine products, Ravenswood employs traditional old-world French winemaking techniques modified to embrace important aspects of modern winemaking. Ravenswood's red winemaking techniques are most closely patterned after those used in France in the 19th century. Ravenswood believes that winemaking, in large part, is a natural process, and that intervention into that process should be minimal. Nevertheless, Ravenswood's winemaking techniques demand careful attention to, and monitoring of, the wines from the vineyard through the bottling and shipping of its finished products.

Substantially all of the grapes utilized in the production of Ravenswood's wines are purchased from independent growers. Ravenswood plays an active role, however, in the management of the grapes that it purchases by monitoring the development of the crop and working directly with vineyard owners to determine optimal plans for nurturing and harvesting grapes.

After the grapes are  harvested,  they are  immediately  crushed and pumped into fermenting tanks. Ravenswood currently utilizes independent crush and fermentation facilities for the production of all of its Vintners Blend Series. It currently crushes and ferments the majority of its County Series and all of its Vineyard Designate Series at the Gehricke Road Facility. Using wild natural yeasts found on the grapes, a combination of the grapes, juice, seeds and stems is left to ferment for a period ranging from one to four weeks, during which time the sugar in the grapes is converted to alcohol. During fermentation, the grape skins are mixed with the fermenting juice through a process known as "punching down," which provides maximum contact between the skins and the juice. Ravenswood's Vineyard Designate Series is fermented in open-top redwood fermentation tanks of approximately five- to eight-ton capacity that permit punching down to be done by hand and optimize the distribution of heat throughout the fermentation process. Ravenswood's County Series is fermented in a mix of open-top redwood and stainless steel fermentation tanks ranging in size from six to 20 tons. Fermentation of Ravenswood's Vintners Blend Series takes place exclusively in 20- to 60-ton stainless steel fermentation tanks. Most of Ravenswood's wines are allowed to go through malolactic fermentation, a secondary fermentation which adds complexity and flavor to the wines.

When the fermentation process is completed, the wine is gently pressed to separate the juice from the grape skins and stems. It is then stored for aging. All of Ravenswood's Vineyard Designate Series and substantially all of its County Series are stored in 60-gallon French oak barrels of various ages. Approximately 25-30% of Ravenswood's County Series and 30-60% of its Vineyard Designate Series are stored in new French oak barrels. Ravenswood believes that storage in new French oak barrels provides superior flavor characteristics in comparison to other storage alternatives. Approximately 30% of Ravenswood's annual production of Vintners Blend Series wine is stored in French oak barrels. The remaining wine used to produce the Vintners Blend Series is stored in stainless steel tanks or purchased as bulk wine from outside suppliers.

Ravenswood ages its red wines for various periods ranging from approximately one year for its Vintners Blend Series to approximately two years for certain of the wines in its Vineyard Designate Series. After aging is complete, the barrels are emptied and the wines are blended and stored briefly in stainless steel tanks.

To a very limited extent, Ravenswood may blend bulk wine of superior quality into a portion of its County Series. Ravenswood's Vintners Blend Series is blended using a proportion of

French oak barreled wine, wine stored in stainless steel tanks and bulk wine acquired from independent wineries. Once blended, Ravenswood's wines are bottled at the Gehricke Road Facility and certain other custom bottling facilities. After bottling, Ravenswood's winemakers release the wines for distribution at such time as they deem appropriate.

Although Ravenswood currently uses a variety of production facilities to complete the production of its annual wine volume, it prescribes the processes used at such facilities in order to maintain consistency in the flavor and quality of its products. Ravenswood believes that the hand-crafted techniques employed in the production of its Vineyard Designate Series and County Series and the inclusion of a prominent percentage of such hand-crafted wines into its large volume, value-priced Vintners Blend Series has enabled Ravenswood to establish a reputation for value at each price segment within the premium wine market in which Ravenswood currently competes. As Ravenswood expands production of its existing wines and adds new wines to its product portfolio, it intends to continue to use these same practices to ensure the quality of its wines and to enhance awareness of the Ravenswood brand name.

Marketing

A primary focus of Ravenswood's marketing is associating the Ravenswood brand name with high-quality and distinctive flavor within the super-premium and ultra-premium segments of the premium wine market. Ravenswood believes it has developed a favorable reputation and strong brand awareness among wine consumers and resellers for its red wines, in particular its Zinfandel, Merlot, Cabernet Sauvignon and proprietary blends. Ravenswood has invested, and expects to continue to invest significantly, in the development of its brand name, packaging and trademarks. Ravenswood believes that the distinctive Ravenswood name, which is derived from a character in the opera Lucia di Lammermoor by Gaetano Donizetti, and its distinctive logo, created by Berkeley poster artist and printer David Lance Goines, convey a recognizable and high-quality image that has contributed to its success.

In addition, Ravenswood has invested substantially in promoting its trademarked slogan "No Wimpy Wines," which it believes accurately and humorously conveys its core marketing philosophy: to demystify wine and make it intellectually accessible to a broad range of consumers. At the same time, Ravenswood believes this slogan, which Ravenswood has idiosyncratically translated into over a dozen languages in its promotional materials, portrays the robust, full-bodied nature of its products, particularly its red wines.

The focus of Ravenswood's marketing strategy is to attract core wine consumers. Consumer research indicates that the vast majority of the wine consumed in the United States is consumed by a small percentage of the adult population. While Ravenswood believes its promotional messages are appealing to a wide audience of consumers, it also believes a marketing effort focused upon core wine consumers is more effective than campaigns aimed at broadening the population of wine consumers in general. As a result, Ravenswood has not traditionally relied on broad-based advertising in the promotion of its wine and instead has relied on targeted marketing strategies aimed at the core population of wine consumers.

As part of its targeted marketing strategy, Ravenswood has traditionally relied on its management's personal involvement in the marketing of its wines. Mr. Foster, Ravenswood's Chief Executive Officer, and Mr. Peterson, its President and Winemaker, as well as other employees, spend considerable time each year leading tours at the Gehricke Road Facility as well as traveling on behalf of Ravenswood throughout the country to meet with consumers, distributors, wholesalers, restaurateurs and wine writers. Although Ravenswood expects to expand its marketing efforts in the future, it anticipates that its executive management will continue to personally promote its products and brand name.

A key element of Ravenswood's marketing is its tasting room located at its Gehricke Road Facility. The tasting room, which is open seven days a week, offers tastings of Ravenswood's product line, Ravenswood logo merchandise and a daily tour of the winery operations. The tasting room also offers barbecues on summer weekends, which encourages visitors to linger over lunch. Ravenswood believes that this welcoming, relaxed atmosphere is an integral part of its casual and approachable style and assists in the development of a favorable image for the Ravenswood brand.

Consumer research also indicates that a majority of core wine consumers rate brand name familiarity as a very important attribute in selecting a wine for purchase. Ravenswood intends to continue to invest in the promotion of its brand name, logo and slogan in the future to increase the familiarity and favorable impression of the Ravenswood brand. Such investment is likely to include increased strategic marketing and distribution efforts in key geographic regions in the United States and select export markets, as well as an emphasis on building brand awareness through its Internet presence.

Sales and Distribution

Ravenswood does not have an in-house sales staff. Its products are sold both at "on-premise" restaurants and "off-premise" retailers such as liquor stores, specialty wine stores, supermarkets and discounters. Ravenswood sells to retailers directly through brokers in California and certain key geographic markets and through a network of wholesale distributors elsewhere in the United States and in 15 export markets. Brokers act as an independent sales force and receive commissions as compensation for their sales. Brokers do not take title to the wines they sell. Distributors purchase wine from Ravenswood and sell the wine to their own retail accounts, such as restaurants, grocery stores and wine shops.

Ravenswood primarily uses smaller, well-positioned brokers and distributors for whom Ravenswood is a key brand. Although Ravenswood has very few long-term agreements for the distribution of its products, Ravenswood believes that its relationships with its existing brokers and distributors are excellent. Ravenswood's executive management also takes an active role in assisting brokers and distributors with sales within California and within major geographic markets outside California.

In many states, including California, and in Europe, Ravenswood uses brokers who act as sales agents in exchange for commissions. In the 1998 fiscal year, approximately 75% of Ravenswood's gross sales were made using brokers. In the 1998 fiscal year, its most successful broker was responsible for 21% of its gross sales, and its ten most successful brokers were responsible for 69% of its gross sales. Within California, Ravenswood currently uses seven brokers and five warehouses located throughout the state. For the 1998 fiscal year, approximately 39% of Ravenswood's gross sales resulted from sales within California (excluding sales through Ravenswood's tasting room).

Whether or not Ravenswood uses a broker as a sales agent, Ravenswood's sales outside of California generally require the use of distributors. While no one distributor accounted for more than 7% of its sales for the 1998 fiscal year, its ten largest distributors accounted for approximately 23% of its gross sales for that period. In order to facilitate broad distribution of its products throughout various geographic markets, Ravenswood has traditionally allocated its available production among its brokers and distributors. Ravenswood believes that the breadth of its distributor network, which participated in approximately 49% of Ravenswood's gross sales for the 1998 fiscal year, ensures that the elimination of any one specific distribution relationship will not adversely affect out-of-state sales.

Beginning in 1991, Ravenswood began selling wines and some merchandise directly to consumers through the tasting room at its Gehricke Road Facility. Ravenswood's gross sales from its tasting room have grown substantially since 1992, and accounted for approximately 11% of its gross sales for the 1998 fiscal year. Although Ravenswood sells some of its products through direct mail channels, where permitted by law, it does not anticipate a material increase in the percentage of sales derived from direct sales to consumers in the near future.

Grape and Bulk Wine Supply

The Gehricke Road Facility includes 14 acres of vineyards, only three of which are currently productive. The remaining acreage has been replanted and will resume production over the next three years. Ravenswood is dependent upon independent grape growers and bulk wine suppliers for substantially all of its annual wine production. Ravenswood obtains its grapes for wine production from more than 60 suppliers located in Sonoma and Napa counties, and other Northern California premium grape-growing counties. Ravenswood is not dependent upon any one supplier for a significant portion of its total required grape supply in any given harvest season. Ravenswood's largest supplier typically accounts for no more than 8% of the total grapes crushed for Ravenswood's annual wine production, and the top three suppliers together generally account for no more than 20% of the total grapes crushed. Ravenswood believes there are sufficient alternative supplies of high-quality grapes to ensure continuing production of high-quality wines in the event that it cannot obtain grapes from any particular supplier.

In working with its growers, Ravenswood relies on both personal and contractual relationships. Ravenswood has entered into grape purchase agreements with the growers of a majority of the grapes used in its annual production. The business terms of these purchase agreements vary; however, the majority of Ravenswood's purchase agreements require that, while either party may terminate the agreement at any time, both parties must abide by its terms for three years following termination. The majority of such contracts provide for pricing formulas tied to the Final Grape Crush Report published annually by the California Department of Food and Agriculture. Ravenswood also purchases grapes from some of its growers in amounts and at prices that are negotiated from year to year. These year-to-year arrangements are often not in writing. Ravenswood traditionally has relied on, and continues to seek to establish, relationships with growers that have a long-term perspective, whose vineyards have the potential for developing distinctive wines, and for whom Ravenswood is an important customer.

Ravenswood relies on several specific grape suppliers for its Vineyard Designate Series in order to produce wines from those specific vineyards. For the 1996 vintage, Ravenswood produced 22 separate wines within the Vineyard Designate Series. The vast majority of growers supplying grapes for Ravenswood's Vineyard Designate Series have entered into grape supply agreements with Ravenswood. Ravenswood believes that the pricing arrangements with these growers and the prestige and notoriety related to the production of a wine within the Vineyard Designate Series have led to stable and long-term relationships with those suppliers.

Ravenswood is also dependent on bulk wine suppliers for the production of several of its wines, particularly its Vintners Blend Series. Ravenswood does not have contracts with bulk wine suppliers or agreements that would protect it from fluctuations in the price or availability of bulk wine. The availability and price of bulk wine significantly affect the quality and production level of Ravenswood's products that contain bulk wine. The price, quality and available quantity of bulk wine have fluctuated in the past. It is possible that Ravenswood will not be able to purchase bulk wine of acceptable quality at acceptable prices and quantities in the future.

The quality and quantity of grape supply is determined by a combination of factors, including weather conditions during the growing season, pruning methods, diseases and pests, and the number of vines producing grapes. The adequacy of grape supply is further influenced by consumer demand for wine. While Ravenswood believes that it can secure a sufficient supply of grapes from grape supply contracts with independent growers, there can be no assurance that grape supply shortages will not occur as a result of agricultural risks. Due to the effects of El Ni -no, the grape supply available to Ravenswood for the 1998 harvest was lower than for the 1997 harvest, which Ravenswood believes was an unusually large harvest. Although Ravenswood expects to compensate in part for this shortfall by the purchase of bulk wine, the inventory of Ravenswood's 1998 vintage may be less than that of the 1997 vintage. As a result, the growth of Ravenswood's sales may be limited in fiscal years 2000 and 2001, when most of its 1998 vintage will be released for sale.

Ravenswood believes it has maintained good relationships with its grape suppliers in the past, and it expects no material adverse change in these relationships in the foreseeable future. Nevertheless, shortages in the supply of wine grapes could result in an increase in the price of some or all grape varieties and a corresponding increase in the cost to Ravenswood of its wine production as well as a potential shortfall in Ravenswood's inventory. An increase in the cost of producing Ravenswood's wines or a shortfall in inventory could reduce the amount of wine Ravenswood produces for sale, and could result in reductions in its sales and profits.

The recent increase in demand for premium wine has resulted in the planting of additional vineyards both domestically and internationally and the replanting of existing vineyards to greater densities. Many industry sources expect a significant increase in the supply of premium wine grapes in the next few years. Although this increase in supply may cause a decrease in the prices Ravenswood pays independent growers for their grapes, an oversupply of grapes may significantly increase the amount of premium wine produced. An increase in the supply of premium wine may reduce the price of premium wines, including those Ravenswood produces, and therefore may harm its business and reduce its sales. Oversupply may also increase the amount of premium wine available to its distributors and retail outlets, thereby increasing competition in its distribution channels.

Wine Production Facilities

Ravenswood currently uses the Gehricke Road Facility, which it owns, two leased barrel-storage warehouses and three production facilities operated by third parties to crush, ferment, store and bottle its annual wine production. Typically, Ravenswood's agreements with third-party production partners have one-year terms. Ravenswood believes such arrangements are acceptable because of the excellent relationships maintained with such producers. If, however, Ravenswood were not able to secure the use of such facilities, and could not undertake increased production activities through its own facilities, its production, and therefore its sales and profits, could be limited.

Due to the increase in Ravenswood's production over the past several years and its increasing dependence on a limited supply of independent production facilities, Ravenswood has undertaken to increase its own production capacity. Its Gehricke Road Facility is currently operating at full capacity. Ravenswood is in the process of building the Quarry Facility as an additional production facility on a leased, approximately 30-acre location in the Sonoma Valley. Preliminary site work began on the Quarry Facility during the fall of 1998, and construction commenced in February 1999. Ravenswood anticipates that the facility will be operational by late summer or early autumn of 1999.

Ravenswood has developed a master plan for the Quarry Facility, which includes a 45,000 square-foot building with facilities capable of crushing 2,700 tons of grapes and storing 11,000 barrels of wine. Although Ravenswood initially plans to bottle a maximum of 250,000 cases of wine annually at the Quarry Facility, it anticipates that it will be able to expand the facility in the future to significantly increase production should Ravenswood seek to increase its permitted capacity. The Quarry Facility will also support certain warehouse and administrative office activities.

Upon completion of the Quarry Facility, Ravenswood believes that it will use both its Gehricke Road Facility and the Quarry Facility to full capacity. Ravenswood believes that the construction of the Quarry Facility will result in immediate and substantial savings because in-house production will cost less than paying outside vendors for custom crushing, fermentation, storage and bottling. Ravenswood anticipates that consolidating its facilities will improve the management and coordination of production staff and facilities. In addition, Ravenswood believes such consolidation will allow it to reduce its future reliance upon production facilities owned by independent third parties.

Ravenswood believes the increased control over the production process provided by the completion of the Quarry Facility will enhance its ability to apply its traditional winemaking processes on a consistent basis. Use of the Quarry Facility will also assist Ravenswood in maintaining the label terminology "Produced and Bottled by Ravenswood Winery, Sonoma, CA." Production of wine at non-Ravenswood locations sometimes requires different labeling.

Ravenswood believes that it will have access to adequate capital to complete the Quarry Facility. Ravenswood's failure to complete the facility, or otherwise expand its production capabilities, could limit its production and therefore its sales and profits.

Ravenswood anticipates that the Quarry Facility will initially be primarily dedicated to production. The Gehricke Road Facility will remain as a fully-integrated winery, focusing on the production of the Vineyard Designate Series, Ravenswood's tasting room and administrative offices.

Competition

The premium wine industry is intensely competitive and highly fragmented. Ravenswood's wines compete in the premium wine market with the hundreds of other wineries producing and marketing California wine as well as other producers of domestic premium wines and producers of imported wines coming primarily from France, Italy, Spain, Australia and Chile. Ravenswood's wines also compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages for shelf space in retail stores and for marketing focus by Ravenswood's independent brokers and distributors, many of which carry extensive brand portfolios.

Ravenswood believes that the primary competitive factors in the wine industry tend to be brand recognition, product quality, access to distribution channels and price. Although

Ravenswood believes it is competitive in each of these areas, there can be no assurance that it will be able to compete effectively in the future. The wine industry has experienced significant consolidation in recent years. Despite numerous brand labels, industry analysts estimate that seven wineries accounted for approximately 53% of the total California premium wine shipments in 1997, by volume. Large volume competitors, such as Beringer Estates, Gallo, Kendall Jackson and Robert Mondavi, which compete directly with Ravenswood in the premium wine market, have significantly greater capital resources, more sophisticated promotional practices, and substantially larger and more developed distribution networks than Ravenswood. As a result, Ravenswood may not be able to compete successfully against these producers of premium wines.

As a result of its distribution strategy, Ravenswood believes that it has been able to compete effectively, particularly with respect to its higher-end products, with much larger-scale wine producers that rely on larger distributors or internal sales forces. In recent years, an increasing number of smaller wineries have adopted an approach to winemaking similar to Ravenswood's, which emphasizes production processes and brand awareness over investment in land and production capacity. Ravenswood believes that these competitors, such as Cline Cellars, Kenwood, Rabbit Ridge, Ridge Vineyards and Rosenblum Cellars, appeal to many of the same consumers as those targeted by Ravenswood. Ravenswood believes that, while brand awareness is an important component to core wine consumers, most wine consumers are loyal to more than one brand of premium wine. As a result, Ravenswood must constantly promote its wines to its existing customer base. The increase in the number of Ravenswood's competitors may prevent it from successfully establishing its brand name or obtaining sufficient marketing focus from its independent brokers and distributors, which could harm its business and reduce its sales and profits.

Government Regulation

The wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms ("BATF"), various foreign agencies, and state and local liquor authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers.

Federal regulation of Ravenswood's activities is partially overseen by the BATF. Ravenswood is required by the BATF to carry a license and bond to produce alcoholic beverages. The BATF also must approve all labels on wine products destined for wholesale and retail distribution. The BATF also regulates certain elements of wine production.

The State of California regulates Ravenswood's activities through the Alcoholic Beverage Control (the "ABC"). Ravenswood holds a permit with the ABC to produce and sell alcoholic beverages. The State of California also regulates the sales and distribution of Ravenswood's products in the state.

In addition, Ravenswood is subject to regulation by each state in which its products are sold, and many of those states restrict the shipment of alcoholic beverages by Ravenswood directly to consumers. The laws and regulations of several states also prohibit changes of distributors except under certain limited circumstances, making it difficult to terminate a distributor without reasonable cause, as defined by applicable statutes.

Ravenswood periodically uses various chemical herbicides, fungicides and pesticides on the vineyards it cultivates, some of which contain hazardous or toxic substances. The use and storage of these chemicals are, to varying degrees, subject to federal and state regulation.

The expansion of the Gehricke Road Facility and Quarry Facility, and the development of new vineyards and winery facilities, may be limited by zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes and international tariffs could materially adversely affect the financial results of Ravenswood. Ravenswood can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on Ravenswood's business, financial condition and results of operations.

Properties

Ravenswood currently operates one owned and two leased locations in Sonoma. The Gehricke Road Facility, which Ravenswood owns, is comprised of two buildings totaling approximately 12,600 square feet. This facility houses the majority of Ravenswood's production equipment, its administrative offices, a small laboratory, a retail tasting room, and a warehouse space for barrel and tank storage. The Gehricke Road Facility is situated on approximately 25 acres, 14 of which are Zinfandel and Merlot vineyards. Ravenswood's two additional production and operation facilities, which it leases, are used primarily for barrel storage and aging of wines. These facilities comprise a total of approximately 31,900 square feet. Ravenswood also leases a 1,000 square-foot office in San Francisco for administrative and sales purposes.

In addition, Ravenswood is currently constructing the Quarry Facility, which is located on leased land consisting of approximately 30 acres in Sonoma County. Upon completion of the Quarry Facility, Ravenswood expects to use the Quarry Facility and the Gehricke Road Facility for its operations. Ravenswood leases this property from the spouse and brother-in-law of Justin Faggioli, its Executive Vice President. The lease expires on December 31, 2032 and provides for monthly payments that are adjusted annually. In addition, the lease provides Ravenswood with a right of first refusal to purchase a portion of the property and an option to extend the lease upon its expiration, under certain circumstances. See "Certain Transactions."

Trademarks

"Ravenswood," the Ravenswood logo and the slogan "No Wimpy Wines" are federally registered trademarks owned by Ravenswood. These registered trademarks are important to Ravenswood in its efforts to solidify and increase awareness of the Ravenswood brand and to compete effectively in the premium wine industry.

Legal Proceedings

There are no material legal proceedings pending to which Ravenswood is a party. Ravenswood's management knows of no legal actions being contemplated by or against Ravenswood.

Employees

As of December 31, 1998, Ravenswood had approximately 32 full-time employees, 23 of whom were salaried, with the remaining employees paid an hourly wage. From time to time, Ravenswood needs to hire part-time employees, primarily for bottling wines and harvesting and maintaining vineyards. The number of part-time employees typically ranges between seven and eight persons, is generally for a short duration of time (up to three months), and does not materially affect Ravenswood's operations. The tasting room employs approximately ten part-time employees annually, in addition to its three full-time employees. Ravenswood expects that the number of employees will not increase substantially in the next 12 months.

None of Ravenswood's employees are represented by a union. Ravenswood believes salaries paid and benefits provided to its employees are competitive for the wine industry. Ravenswood believes that its relationship with its employees is excellent.

                                   MANAGEMENT

Executive Officers and Directors

Ravenswood's executive officers and directors and their ages as of February 1, 1999 are as follows:


Name                                  Age    Position
------------------------------------ -----   -------------
W. Reed Foster .....................  67     Chairman, Chief Executive Officer
                                               and Director
Joel E. Peterson ...................  51     President, Winemaker and Director
Justin M. Faggioli .................  47     Executive Vice President, Secretary
                                               and Director
Callie S. Konno (1) ................  45     Chief Financial Officer, Treasurer
                                               and Director
James F. Wisner(1)(2) ..............  65     Director
Robert E. McGill, III(1)(2) ........  67     Director

------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee


W. Reed Foster co-founded Ravenswood in 1976. He has served as Chairman, Chief Executive Officer and a director since Ravenswood's incorporation in 1986. From 1970 until joining Ravenswood, Mr. Foster operated a commercial real estate firm in San Francisco. He also co-founded the San Francisco Vintner's Club, serving as its president for six years, and served as an officer of Draper & Esquin, a retail wine shop, for 15 years. He received a B.A. in philosophy from Williams College and an M.B.A. from the Harvard Graduate School of Business Administration.

Joel E. Peterson co-founded Ravenswood in 1976. He has served as President, Winemaker and a director since Ravenswood's incorporation in 1986. From 1973 until joining Ravenswood, Mr. Peterson was a wine writer and a consultant in the art of traditional winemaking (as practiced in Bordeaux and Burgundy). Mr. Peterson holds a B.S. in Microbiology and Biochemistry from Oregon State
University and a Medical Technology degree from the University of California, San Francisco. Mr. Peterson was actively involved in immunology research at Mt. Zion Hospital until 1977.

Justin M. Faggioli has served as Executive Vice President of Ravenswood since January 1995, and as Secretary and a director since October 1996. Prior to joining Ravenswood, from May 1991 until January 1995, Mr. Faggioli operated a 2,600-acre ranch in Sonoma County owned by his wife's family and helped develop a 175-acre vineyard on that property. Mr. Faggioli holds B.S. and M.S. degrees in Earth Sciences from Stanford University and an M.B.A. from the Harvard Graduate School of Business Administration.

Callie S. Konno has served as Ravenswood's Chief Financial Officer since 1996 and has served as a director since February 1999. From 1993 until her appointment  as  Chief  Financial  Officer,  Ms.  Konno  served  as Secretary of
Ravenswood and was responsible for various accounting and administrative duties. She holds an A.B. in History and International Relations from Occidental College and an M.L.I.S. in Library and Information Studies from the University of California, Berkeley. In addition, Ms. Konno has passed the Certified Public Accountants examination.

James F. Wisner has served as a director since Ravenswood's incorporation in 1986. Mr. Wisner currently practices law as a sole practitioner. From 1972 until 1992, Mr. Wisner was a partner in the law firm of Bancroft, Avery & McAllister in San Francisco, California. He holds an A.B. in American History from Yale University, a J.D. from Stanford University and an M.B.A. from Golden Gate University.

Robert E. McGill, III has served as a director of Ravenswood since February 1999. Mr. McGill currently serves as a director of Connecticut Surety Corporation, an insurance company, and Chemfab Corporation, a specialty materials manufacturing company. In addition, he currently serves as a trustee of Travelers Mutual & Variable Annuity Funds, an investment company. From 1975 to 1995, Mr. McGill served in various senior management positions, including, most recently, as Executive Vice President, Finance and Administration, and, from 1983 to 1995 as a director, of The Dexter Corporation, a specialty materials and chemical manufacturing company. Mr. McGill received a B.A. in Economics from Williams College and an M.B.A. from the Harvard Graduate School of Business Administration.

Each director holds office until the next annual meeting of shareholders or until the director's successor is duly elected and qualified. Officers are elected by the board of directors at each annual meeting and serve at the pleasure of the board of directors.

Audit Committee

The board of directors has established an Audit Committee consisting of Ms. Konno and Messrs. Wisner and McGill. The Audit Committee reviews with Ravenswood's independent auditors the scope and timing of their audit services and any other services that they are asked to perform, the auditor's report on Ravenswood's financial statements following completion of their audit, and Ravenswood's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Compensation Committee

The board of directors has established a Compensation Committee consisting of Messrs. Wisner and McGill. Ravenswood expects that the Compensation Committee will make recommendations to the board of directors regarding executive compensation.

Director Compensation

Directors receive no cash compensation for serving as directors of Ravenswood. Ravenswood intends to grant stock options to purchase 5,000 shares of common stock to each of Messrs. Wisner and McGill on the effective date of this offering at the initial public offering price. These options will vest annually over five years from the date of grant.

Executive Compensation

The following table sets forth certain information for the fiscal year ended June 30, 1998, regarding the compensation earned by the Chief Executive Officer and each of Ravenswood's three most highly compensated executive officers other than the Chief Executive Officer whose salary plus bonus exceeded $100,000 for the fiscal year ended June 30, 1998 (together, the "Named Executive Officers"). No stock options were granted to or exercised by any of the Named Executive Officers in the fiscal year ended June 30, 1998.

                                  Summary Compensation Table

                                                           Annual Compensation (1)
                                                  -------------------------------------------
                                                                              All Other
Name and Principal Position                       Salary($)  Bonus($)     Compensation($)(2)
---------------------------                       --------   --------     -------------------
W. Reed Foster .................................  $149,942   $ 35,000        $  7,398
 Chairman and Chief Executive Officer
Joel E. Peterson ...............................  $149,942   $ 35,000        $  1,467
 President and Winemaker
Justin M. Faggioli .............................  $108,654   $ 35,000        $  5,749
 Executive Vice President and Secretary
Callie S. Konno ................................  $ 76,047   $ 35,000        $  4,442
 Chief Financial Officer and Treasurer

-------------------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
(2) Consists of matching contributions under Ravenswood's 401(k) retirement plan.


1999 Equity Incentive Plan

Ravenswood's 1999 Equity Incentive Plan was adopted by Ravenswood's board of directors and approved by its shareholders in February 1999. There are 500,000 shares of common stock reserved for issuance under the plan and no options have been granted under the plan as of February 1, 1999. Ravenswood intends to grant stock options to purchase an aggregate of 279,500 shares of common stock on the effective date of this offering at exercise prices equal to the initial public offering price (except in the case of Messrs. Foster and Peterson, whose stock option exercise prices will be equal to 110% of the initial public offering price), including the following grants to its Named Executive Officers:


                            Number of Shares Granted
Name                          Pursuant to Options
----                          -------------------
W. Reed Foster ...................   50,000
Joel E. Peterson .................   50,000
Justin M. Faggioli ...............   37,500
Callie S. Konno ..................   37,500


These options will vest annually over five years from the date of grant.

No awards may be granted under the plan after February 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date.

The plan provides for the grant of incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options ("NSOs"), restricted stock awards and other stock-based awards. All officers, employees, directors, independent contractors and consultants to Ravenswood and its subsidiaries are eligible to receive awards under the plan. Under present law, however, ISOs may be granted only to employees. No participant may receive an award for more than 100,000 shares in any calendar year.

Ravenswood may grant options at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Under present law, ISOs and options intended to qualify as performance-based compensation under
Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of ISOs granted to optionees holding more than 10% of the outstanding securities of Ravenswood). In addition, for each participant, the maximum aggregate fair market value on the date of grant of all shares subject to ISOs first exercisable in any one year may not exceed $100,000. The plan permits the board of directors to determine how optionees may pay the exercise price of their options, including by cash, delivery to Ravenswood of a promissory note, by surrender to Ravenswood of shares of common stock, or, in connection with a "cashless exercise" through a broker, by delivery of an irrevocable notice of exercise or by any combination of the permitted forms of payment.

Options will expire on a date determined by the board of directors, provided that the expiration date for ISOs may not be more than ten years from the date of grant (or five years in the case of ISOs granted to optionees holding more than 10% of the outstanding securities of Ravenswood). Each option is exercisable during the lifetime of the optionee only by such optionee, except as permitted by the board of directors.

The board of directors may grant restricted shares, which are shares of common stock that are subject to transfer restrictions determined by the board of directors and subject to substantial risk of forfeiture unless and until specific conditions established by the board at the time of grant are met. Such conditions may be based upon continuing employment or achievement of pre-established performance goals, or both, as determined by the board of directors.

The plan also authorizes the board of directors to award or offer bonuses of shares of common stock, either restricted or non-restricted, as current or deferred compensation, in lieu of all or any portion of the cash compensation to which the employee is entitled.

The board of directors administers the plan. The board also has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions; provided, however, that no amendment, suspension or termination of the plan may alter or impair an interest granted to a beneficiary under the plan without such beneficiary's written consent. The board may delegate its authority under the plan to a committee of the board, subject to certain limitations.

In the event of a merger, liquidation or other "Acquisition Event" (as described in the plan), the board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or replaced by the acquiror and to take certain other actions, including accelerating the vesting schedule of awards.

Stock options granted under the plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Section 162(m) of the Code. Under generally accepted accounting principles, as currently applied, Ravenswood will not incur accounting charges with respect to stock options granted or exercised under the plan.

Ravenswood will, however, incur accounting charges for the fair market value of stock options granted to non-employee directors, consultants or independent contractors, as well as restricted stock grants or stock bonus awards, as of the date of each grant or award. Stock options will also affect the amount of diluted earnings per share, in accordance with Financial Accounting Standard
128. Under Financial Accounting Standard 123, Ravenswood will provide footnote disclosure in its financial statements of the assumed value of all options granted under the plan and the actual value of restricted stock and stock bonus awards granted under the plan.

Employee Stock Purchase Plan

Ravenswood's Employee Stock Purchase Plan was adopted by Ravenswood's board of directors and approved by its shareholders in February 1999. Ravenswood has reserved 50,000 shares of common stock for issuance under the Employee Stock Purchase Plan.

The plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code, provides that all employees of Ravenswood, including directors of Ravenswood who are employees, and all employees of participating subsidiaries, whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of Ravenswood or any subsidiary are not eligible to participate. As of February 1, 1999, approximately 31 employees would have been eligible to participate in the plan. The plan may be amended solely by the board of directors, except with respect to an increase in the number of shares reserved for issuance under the plan, which would require shareholder approval.

On the first day of a designated payroll deduction period (the "Offering Period"), Ravenswood will grant to each eligible employee who has elected to participate in the plan an option to purchase shares of common stock. The employee may authorize an amount (a whole percentage from between 1% and 10% of his or her base pay) to be deducted by Ravenswood during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the plan, the option price may be set at an amount as low as 85% of the average market price per share (as defined in the plan) of the common stock on either the first day or the last day of the Offering Period, whichever is lower. An employee may not purchase more than 500 shares in any one Offering Period. The board of directors may, in its discretion, choose an Offering Period of any length not exceeding 27 months.

An employee who is not a participant in the plan on the last day of the Offering Period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the plan terminate upon voluntary withdrawal from the plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

Because participation in the plan is voluntary, Ravenswood cannot now determine the number of shares of common stock to be purchased by any particular executive officer, by all current executive officers as a group, or by non-executives as a group.

All shares of common stock purchased by an employee will be held by Ravenswood or by an agent of Ravenswood and will be registered in the name of the Employee Stock Purchase Plan. Ravenswood or its agent will abstain from voting any shares held under the plan. An employee's interest in the amount of cash and/or shares held on his or her behalf will be fully vested and non-forfeitable at all times.

An employee may have any shares of common stock held on his or her behalf under the Employee Stock Purchase Plan distributed to him or her in certain circumstances.

401(k) Savings Plan

In April 1995 Ravenswood instituted a defined contribution retirement plan, intended to qualify under Sections 401(a) and 401(k) of the Code. All full-time employees of Ravenswood are eligible to participate in the retirement plan on the first day of the semi-annual period following one year of employment. The retirement plan provides that each participant may contribute from 1% to 15% of compensation, subject to statutory limitations. Under the retirement plan, Ravenswood may also make discretionary contributions based on a certain percentage of a participant's contributions, as determined by Ravenswood or such additional amounts as Ravenswood may deem appropriate. In connection with the adoption of the retirement plan, the board of directors approved a matching contribution of 66% of the first 6% of employee contributions. Ravenswood's contributions under the retirement plan totaled $53,089 for the 1998 fiscal year.

Limitation of Liability and Indemnification Matters

Ravenswood's Bylaws provide that Ravenswood will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by California law. Ravenswood is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, Ravenswood has entered into indemnity agreements with each of its directors and executive officers.

Ravenswood has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, Ravenswood's Articles provide that, to the fullest extent permitted by California law, Ravenswood's directors will not be liable for monetary damages for breach of the directors' fiduciary duties to Ravenswood and its shareholders. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to Ravenswood, for acts or omissions involving intentional misconduct or bad faith, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and Ravenswood and for improper distributions to shareholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. There is no pending litigation or proceeding involving a director or officer of Ravenswood as to which indemnification is being sought, nor is Ravenswood aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

On August 25, 1992, Ravenswood entered into a deferred compensation agreement with Mr. Foster, its Chairman and Chief Executive Officer, entitling him to receive upon termination of his employment the value of 345,731 shares of common stock, payable in shares or cash at Ravenswood's discretion. Effective July 1, 1998, Ravenswood and Mr. Foster mutually terminated this arrangement upon Ravenswood's issuing to Mr. Foster the 345,731 shares of common stock, and agreeing to lend him up to $335,000 to pay taxes related to his receipt of these shares. The loan (which was partially funded in December 1998, with the balance to be drawn in April 1999) is due on December 21, 2008, with interest payable annually at 5.3% per annum. The loan is unsecured. See Notes 11 and 16 of the notes to Ravenswood's financial statements.

From August until December 1998, certain officers and directors of Ravenswood participated in a private placement of an aggregate of $1,687,500 of convertible debentures and $1,687,500 of common stock by Ravenswood, as follows:


         Name                            Security              Amount Purchased
         ----                            --------              ----------------
         W. Reed Foster .......... Convertible Debentures          $ 62,500
                                   Common Stock                    $ 62,500
         Justin M. Faggioli ...... Convertible Debentures          $134,283
                                   Common Stock                    $187,500
         Robert E. McGill, III ... Convertible Debentures          $ 62,500
                                   Common Stock                    $ 62,500


Each $10,000 convertible debenture is convertible into 900 shares of common stock. The per share price of the common stock sold in the private placement was $7.94 per share. The purchase price of the securities sold to these officers and directors in the private placement was determined based on Ravenswood's board of directors' good faith determination of the fair market value of such securities, and was equivalent to the price paid for such securities by unrelated third parties in the transaction.

In connection with the proposed expansion of the Quarry Facility, Ravenswood has entered into an agreement to lease approximately 30 acres of land in Sonoma County, California from Sandra D. Donnell and Bruce B. Donnell, the wife and brother-in-law, respectively, of Mr. Faggioli, Ravenswood's Executive Vice President. The lease, which is dated as of January 1, 1999, provides for monthly payments and expires on December 31, 2032. Payments under the lease from Ravenswood to Ms. Donnell and Mr. Donnell totaled $20,672 for calendar 1998, and are expected to total $29,255 for calendar 1999, and approximately $41,344 for calendar 2000, subject to certain annual adjustments.

Mr. Faggioli, Ms. Donnell and Mr. Donnell, together, are 15% partners in Sangiacomo-El Novillero Vineyards. This partnership leases land from Sandra D. Donnell and sells a portion of its grapes to Ravenswood. Grape payments by Ravenswood to the Sangiacomo Partnership totaled $88,872 in calendar 1997 and $147,490 in calendar 1998.

Ravenswood has periodically borrowed funds for short-term working capital from certain of its executive officers. As of December 31, 1998, Ravenswood had outstanding promissory notes in the principal amount of $50,250 payable to Mr. Foster, and promissory notes in the principal amount of $46,143 payable to Mr. Peterson, Ravenswood's President and Winemaker. With the exception of two notes in the principal amount of $25,000 payable to each of Mr. Foster and Mr. Peterson, respectively, which are due in June 30, 2004, each of the notes is payable upon demand by the holder. The notes bear interest at rates ranging from 10% to 11% per annum.

Mr. Peterson has two outstanding promissory notes payable to Ravenswood for an aggregate principle amount of $22,000. The notes bear interest at 8.5% per annum and are due in January 2004 and April 2004.

Mr. Peterson's wife, Madeleine Deininger, serves as a broker for Ravenswood in the New England states. Pursuant to this agreement, Ms. Deininger received sales commissions totaling $154,575 in calendar 1997 and $214,018 in calendar 1998.

Ravenswood believes that the foregoing transactions were in its best interest. As a matter of policy, the transactions were, and all future transactions between Ravenswood and any of its officers, directors or principal shareholders will be, approved by a majority of the disinterested members of the board of directors, will be on terms no less favorable to Ravenswood than could be obtained from unaffiliated third parties and will be to serve bona fide business purposes of Ravenswood.

                             PRINCIPAL SHAREHOLDERS

The  following  table  sets  forth  certain  information   regarding  beneficial
ownership of Ravenswood's  common stock as of December 31, 1998, and as adjusted to reflect the sale of the common stock offered hereby,  for (i) each person who is known by  Ravenswood  to  beneficially  own more  than 5% of the  outstanding shares of common  stock,  (ii) each  director  of  Ravenswood,  (iii) each Named
Executive Officer and (iv) all directors and executive officers of Ravenswood as a group.

                                                                                             Percentage of Shares
                                                                                                  Outstanding
                                                                                             -----------------------
                                                          Number of Shares Beneficially      Prior to        After
Name(1)                                                             Owned (2)                Offering       Offering
-------                                                             ---------                --------       --------
W. Reed Foster (3)(4)(5) ................................           2,164,181                  60.9%         47.5%
Joel E. Peterson (3)(4)(6) ..............................           2,150,681                  60.6%         47.3%
Justin M. Faggioli (3)(4)(7) ............................           2,186,391                  61.4%         47.9%
James F. Wisner (3)(4)(8) ...............................           2,150,681                  60.6%         47.3%
Callie S. Konno .........................................              59,850                   1.7%          1.3%
Robert E. McGill, III (9) ...............................              25,750                    *             *
All directors and executive officers as
 a group (6 persons) (10) ...............................           2,225,641                  62.1%         48.5%

------------
*    Less than 1%.
(1) The address of each of the directors and executive officers of Ravenswood is c/o Ravenswood Winery, Inc., 18701 Gehricke Road, Sonoma, CA 95476.
(2) Based on 3,550,852 shares outstanding as of December 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of outstanding options that are currently exercisable or become exercisable within sixty days of December 31, 1998, or debentures that are currently convertible or become convertible within sixty days of December 31, 1998 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Ravenswood held by such person, but not for the purpose of calculating the percentage of outstanding shares of Ravenswood held by any other person.
(3) Includes 2,150,681 shares of common stock held in a voting trust, as to which Messrs. Foster, Peterson, Faggioli and Wisner, exercise voting control as trustees. See "Description of Capital Stock--Voting Trust." Messrs. Foster, Peterson, Faggioli and Wisner disclaim beneficial ownership of 1,732,500 shares, 746,411 shares, 2,059,331 shares and 1,993,181 shares, respectively, of such common stock.
(4) Excluding the shares of common stock beneficially owned by Messrs. Foster, Peterson, Faggioli and Wisner solely as a result of their status as trustees of the Voting Trust, Messrs. Foster, Peterson, Faggioli and Wisner's beneficial ownership disclosure would appear as follows:


                                                            Percentage of Shares
                                                                 Outstanding
                                                           ---------------------
                                     Number of Shares      Prior to       After
   Name(1)                         Beneficially Owned (2)  Offering     Offering
   -------                         ----------------------  --------     --------
   W. Reed Foster (5) ............      431,681              12.1%        9.5%
   Joel E. Peterson (6) ..........    1,404,270              39.6%        30.9%
   Justin M. Faggioli (7) ........      127,060               3.6%        2.8%
   James F. Wisner (8) ...........      157,500               4.4%        3.5%

(5) Includes 5,625 shares of common stock issuable upon conversion of certain outstanding convertible debentures. Does not include 151,200 shares held by an irrevocable trust established for the benefit of Mr. Foster's children.
(6) Does not include 151,200 shares held by an irrevocable trust established for the benefit of Mr. Peterson's children.

(7) Includes 12,085 shares of common stock issuable upon conversion of certain outstanding convertible debentures, 4,789 shares of which are held by Mr. Faggioli's spouse.
(8)  Includes 31,500 shares held by Mr. Wisner's spouse.
(9) Includes 17,875 shares of common stock issuable upon conversion of certain outstanding convertible debentures. Also includes 13,500 shares held in a family trust established for the benefit of Mr. McGill.
(10) Includes 35,585 shares of common stock issuable upon conversion of certain outstanding convertible debentures.

                          DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, the authorized capital stock of Ravenswood will consist of 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of December 31, 1998, there were outstanding 3,550,852 shares of common stock held by approximately 60 shareholders of record and no shares of preferred stock. Of the 20,000,000 shares of common stock authorized, 500,000 are reserved for issuance pursuant to the 1999 Equity Incentive Plan, 50,000 are reserved for issuance pursuant to the Employee Stock Purchase Plan, 454,622 are reserved for issuance upon the conversion of outstanding debentures, and 1,000,000 are being offered hereby.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Ravenswood, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of holders of shares of any series of preferred stock which Ravenswood may designate and issue in the future.

Voting Trust

A portion of Ravenswood's outstanding common stock, totaling 2,150,681 shares (representing approximately 60.6% of the outstanding common stock prior to the offering and approximately 47.3% after the offering), is held in a voting trust, for which Messrs. Foster, Peterson, Faggioli and Wisner serve as trustees. As long as Mr. Peterson is a trustee of the voting trust, all decisions except decisions to amend or terminate the voting trust require the approval of Mr. Peterson and one other trustee; however, decisions to amend or terminate the voting trust require the approval of Mr. Peterson and two other trustees. If Mr. Peterson is no longer a trustee of the voting trust, all decisions require the approval of three trustees; however, decisions to amend or terminate the voting trust require the approval of the three remaining trustees and Mr. Peterson's successor trustee (who shall be appointed by the three remaining trustees). Shares may be released from the voting trust upon transfer of shares for estate-planning purposes, in connection with the sale of shares, or upon the approval of the trustees.

Preferred Stock

Pursuant to Ravenswood's Articles, the board of directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights of such stock, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms which could delay or prevent a change in control of Ravenswood or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and Ravenswood currently has no plans to issue any of its preferred stock.

Debentures

Ravenswood has outstanding $865,000 of convertible debentures due December 31, 2004. Each $10,000 debenture is convertible into 3,500 shares of common stock at any time prior to December 31, 1999 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time from January 1, 2000 until the maturity date. Ravenswood pays interest quarterly on the debentures based on a floating index tied to prime bank rates for a five-year period. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

Ravenswood has outstanding $1,687,500 of convertible debentures due December 31, 2008. Each $10,000 debenture is convertible into 900 shares of common stock at any time prior to December 31, 2003 upon request of the holder. If the debentures are not converted, Ravenswood may redeem them at face value at any time from January 1, 2004 until the maturity date. Ravenswood pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT&SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

Registration Rights

Upon conversion of debentures due December 31, 2004, shareholders holding an aggregate of 302,750 shares of common stock will have certain registration rights with respect to those shares. If Ravenswood proposes to register any of its common stock under the Securities Act, except registrations relating to employee benefit plans or certain acquisitions, the rights holders may require Ravenswood to include all or a portion of such shares in such registration. All registration expenses incurred in connection with these registrations will be borne by Ravenswood. A holder of the registration rights must pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of his or her registrable shares of common stock. In connection with this offering, Ravenswood has requested that the rights holders waive their registration rights.

Certain Antitakeover Effects

Ravenswood's Articles and Bylaws require that, effective upon the closing of this offering, any action required or permitted to be taken by Ravenswood's shareholders must be effected at a duly called annual or special meeting of the shareholders, and may not be effected by a consent in writing. In addition, the Bylaws require advance notice of shareholder proposals and nominations for board elections. Ravenswood's Articles also specify that the authorized number of directors within the range specified in Ravenswood's Bylaws may be changed only by resolution of the board of directors. Ravenswood's Bylaws may be amended by its board of directors or its shareholders; however, its shareholders may amend the Bylaws only by the affirmative vote of at least two-thirds of the outstanding voting securities. These provisions may have the effect of deterring hostile takeovers or delaying changes in the control or management of Ravenswood.

Ravenswood's Articles and its Bylaws provide that Ravenswood will indemnify its officers and directors as permitted by California law against losses that they may incur in investigations and legal proceedings resulting from their service to Ravenswood, which may include service in connection with takeover defense measures. Such provisions may have the effect of preventing changes in Ravenswood's management.

In addition, once Ravenswood is qualified for listing on the Nasdaq National Market and has at least 800 holders of its equity securities, its charter documents will eliminate cumulative voting, which may make it more difficult for a third party to gain control of Ravenswood's board of directors.

Transfer Agent and Registrar

ChaseMellon Shareholders Services, LLC has been appointed as the transfer agent and registrar for Ravenswood's common stock.

Listing

Ravenswood has applied to list its common stock on the Nasdaq National Market under the trading symbol "RVWD."

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon the closing of this offering, Ravenswood will have outstanding an aggregate of 4,550,852 shares of common stock. Of these shares, the 1,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act unless such shares are purchased by "affiliates" of Ravenswood, as that term is defined under Rule 144 under the Securities Act. The remaining 3,550,852 shares of common stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Ravenswood has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares or options issued under Ravenswood's 1999 Equity Incentive Plan, Employee Stock Purchase Plan or upon conversion of outstanding convertible debentures, for a period of 90 days after the date of this prospectus, except with the prior written consent of W. R. Hambrecht & Company, LLC.

The Restricted Shares will be available for sale in the public market as follows:

   * 866,248 Restricted Shares will be eligible for sale on the date of this prospectus pursuant to rule 144(k);

   * 1,810,620 Restricted Shares will be eligible for sale 90 days after the date of this prospectus pursuant to Rule 144 and Rule 701 of the Securities Act; and

   * the remaining Restricted Shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

Upon completion of this offering, there will be 454,622 shares issuable upon conversion of outstanding convertible debentures ("Debenture Shares"), all of which are immediately convertible. Debenture Shares will be available for sale in the public market as follows:

   * 273,000 Debenture Shares will be eligible for sale on the date of this prospectus pursuant to Rule 144(k);

   * 12,250 Debenture Shares will be eligible for sale 90 days after the date of this prospectus pursuant to Rule 144; and

   * the remaining Debenture Shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

In general, beginning 90 days after the date of this prospectus, Restricted Shares or Debenture Shares that are held for at least one year may be sold pursuant to Rule 144, subject to certain volume limitations. Sales under Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about Ravenswood. Additionally, in general, a person who is not an affiliate of Ravenswood is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided the person has held Restricted Shares or Debenture Shares for at least two years. The foregoing is only a summary of Rule 144 and is not intended to be a complete description of it.

Certain of the Restricted Shares held by Mr. Foster were issued in reliance upon Rule 701 and may be sold beginning 90 days after the date of this prospectus under Rule 144, without compliance with the one-year minimum holding period requirement.

As of February 1, 1999, no options had been granted under the 1999 Equity Incentive Plan. Ravenswood intends to grant options to purchase an aggregate of 279,500 shares of common stock on the effective date of this offering at the initial public offering price. After the completion of this offering, Ravenswood intends to file a registration statement under the Securities Act to register the 500,000 shares of common stock reserved for issuance under the 1999 Equity Incentive Plan and the 50,000 shares of common stock reserved for issuance under the Employee Stock Purchase Plan. Upon registration, all of these shares will be freely tradeable when issued.

Prior to this offering, there has been no public market for the common stock of Ravenswood, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of the common stock cannot be predicted. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the common stock and could impair Ravenswood's future ability to raise capital through an offering of its equity securities.

                              PLAN OF DISTRIBUTION

Subject to the terms and conditions of an Underwriting Agreement, W.R. Hambrecht & Company, LLC (the "Underwriter") has agreed to purchase from Ravenswood all of the shares of common stock offered hereby. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, including the absence of any material adverse change in Ravenswood's business, and the receipt of certain certificates, opinions and letters from Ravenswood and its counsel and independent auditors. Subject to those conditions, the Underwriter is committed to purchase all shares of common stock offered if any of such shares are purchased.

The Underwriter proposes to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus, as such price is determined pursuant to the process described below, and to certain dealers at such price less a concession not in excess of $ per share. Any dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After the public offering of the shares, the offering price and other selling terms may be changed by the Underwriter.

In determining the public offering price set forth on the cover page of this prospectus, the Underwriter and certain dealers will solicit indications of interest for the shares to be offered from prospective investors. Such indications of interest will indicate the number of shares the potential investor proposes to purchase and the price proposed to be paid for such shares. No indication of interest will be accepted by the Underwriter, nor will any funds with respect to any indication of interest be collected, prior to effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with this offering. The Underwriter reserves the right to accept or reject any indication of interest submitted by a prospective investor either directly to the Underwriter or through a selected dealer.

The price per share at which the common stock will be sold to the public (the "Offer Price") will be determined by negotiation between the Underwriter and Ravenswood by reference to a price per share (the "Clearing Price") that equals the highest price set forth in valid indications of interest at which all of the shares offered may be sold to potential investors. The Offer Price may be less than the Clearing Price. Pursuant to the terms of a Master Selected Dealers Agreement, the Underwriter has agreed to offer shares to dealers on behalf of certain prospective investors from whom such dealers have solicited indications of interest at or in excess of the Offer Price. Such dealers have agreed with the Underwriter to reoffer any shares which they purchase from the Underwriter solely to such prospective investors unless otherwise consented to by the Underwriter. The Underwriter also intends to offer shares to prospective investors from whom it solicits indications of interest directly. The Underwriter may alter this plan of distribution as it, in its sole discretion, deems necessary.

The proposed plan of distribution, particularly with respect to the determination of the offering price and allocation of shares, may differ materially from typical offerings of securities to the public and may result in price and volume volatility in the market for Ravenswood's common stock after the completion of this offering. Such price and volume volatility may adversely affect the market price of Ravenswood's common stock.

Ravenswood has granted to the Underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 150,000 additional shares of common stock at the Offer Price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the Underwriter exercises this option, the Underwriter will have a firm commitment to purchase the additional shares, and Ravenswood will be obligated, pursuant to the option, to sell such additional shares to the Underwriter to the extent the option is exercised. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of shares offered.

The Underwriting Agreement provides that Ravenswood will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriter may be required to make.

Ravenswood has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under Ravenswood's 1999 Equity Incentive Plan, Employee Stock Purchase Plan or upon the conversion of outstanding convertible debentures, for a period of 90 days after the date of this prospectus, except with the prior written consent of the Underwriter.

Prior to the offering, there has been no public market for Ravenswood's common stock. The initial public offering price for the common stock will be determined by the process described herein and does not necessarily bear any direct relationship to Ravenswood's assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Among other factors considered in determining the initial public offering price range were market conditions, the industry in which Ravenswood operates, an assessment of Ravenswood's management, its operating results, its capital structure, the business potential of Ravenswood, the demand for similar securities of comparable companies and other factors deemed relevant.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of Ravenswood's common stock, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid, in connection with the offering.

W.R. Hambrecht & Company, LLC is an investment banking firm formed as a limited liability company in February 1998. The manager of W.R. Hambrecht & Company, LLC, William R. Hambrecht, has 40 years of experience in the securities industry. Persons affiliated and associated with W.R. Hambrecht & Company, LLC beneficially own an aggregate of approximately 23,265 shares of Ravenswood's common stock, including shares issuable upon the conversion of convertible debentures.


                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for Ravenswood by Farella Braun & Martel LLP of San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Cooley Godward LLP of Menlo Park, California.

                                     EXPERTS

The financial statements of Ravenswood as of June 30, 1998 and 1997, and for each of the two fiscal years ended June 30, 1997 and June 30, 1998, included in the Registration Statement of which this prospectus is a part, have been included herein in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, independent accountants, given on the authority of that firm as an expert in accounting and auditing.


                           ENGAGEMENT OF NEW AUDITORS

Effective July 1, 1998, Odenberg, Ullakko, Muranishi & Co. LLP were engaged as Ravenswood's independent accountants. Prior to that date, Field Accountancy Corporation was Ravenswood's independent accountant, but did not conduct an audit of, or issue an opinion concerning, Ravenswood's financial statements. The decision to change accountants was approved by Ravenswood's board of directors. Prior to July 1, 1998, Ravenswood did not consult with Odenberg, Ullakko, Muranishi & Co. LLP on items which involved Ravenswood's accounting principles or the form of audit opinion to be issued on Ravenswood's financial statements.


                             ADDITIONAL INFORMATION

Ravenswood has filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form SB-2 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Ravenswood and the shares offered hereby, reference is made to the registration statement, and the exhibits and schedules filed as part thereof through the Electronic Data Gathering, Analysis and Retrieval system. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference to such exhibit. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Commission's public reference facilities by calling 1 (800) SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is www.sec.gov.

Ravenswood intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports for each of the first three quarters of each fiscal year containing summary financial information.

                          INDEX TO FINANCIAL STATEMENTS

Report of Odenberg, Ullakko, Muranishi & Co. LLP,
Independent Accountants ..................................................   F-2
Balance Sheets   .........................................................   F-3
Statements of Income   ...................................................   F-4
Statements of Shareholders' Equity .......................................   F-5
Statements of Cash Flows  ................................................   F-6
Notes to Financial Statements   ..........................................   F-7

                                                            September 15, 1998,
                                             except for Note 16, which is as of
                                                               February 1, 1999

To the Board of Directors and
   Shareholders of
   Ravenswood Winery, Inc.


                        REPORT OF INDEPENDENT ACCOUNTANTS

In our opinion, the accompanying balance sheet and the related statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Ravenswood Winery, Inc. at June 30, 1998 and 1997, and the results of its operations and its cash flows for the fiscal years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California

                                                       RAVENSWOOD WINERY, INC.
                                                            BALANCE SHEET

                                                                              June 30,                          December 31,
                                                                   -----------------------------       -----------------------------
                                                                    1 9 9 8           1 9 9 7            1 9 9 8           1 9 9 7
                                                                   -----------       -----------       -----------       -----------
                                                                                                       (unaudited)       (unaudited)

                                                               ASSETS
Current assets:
   Cash and cash equivalents ...................................   $   102,272       $   211,961       $ 3,171,374       $   165,852
   Accounts receivable, less allowance for doubtful
    accounts of $10,000 at June 30, 1998 and
    December 31, 1998 and $31,213 at June 30, 1997
    and December 31, 1997 ......................................     1,906,498         1,568,491         2,654,480         1,849,911
   Refundable income taxes .....................................        73,849            33,886           240,882           160,808
   Inventories  ................................................    10,427,359         7,158,002        12,931,338        10,290,223
   Prepaid expenses ............................................        38,569            47,771            85,517            70,939
   Deferred tax assets .........................................       270,822           192,954            29,940           209,687
                                                                   -----------       -----------       -----------       -----------
      Total current assets .....................................    12,819,369         9,213,065        19,113,531        12,747,420
                                                                   -----------       -----------       -----------       -----------
   Property, plant and equipment, less
    accumulated depreciation ...................................     2,973,814         2,646,814         3,869,953         2,773,311
   Notes receivable from shareholder ...........................        28,312            26,442            87,747            27,377
   Other assets ................................................       155,615           154,429           153,034           158,407
                                                                   -----------       -----------       -----------       -----------
                                                                     3,157,741         2,827,685         4,110,734         2,959,095
                                                                   -----------       -----------       -----------       -----------
                                                                   $15,977,110       $12,040,750       $23,224,265       $15,706,515
                                                                   ===========       ===========       ===========       ===========


                                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt ...........................   $   194,464       $   154,890       $    86,133       $   163,011
   Current portion of capital lease
    obligations ................................................       189,975           153,102           112,707           160,179
   Short-term borrowings .......................................     1,350,000           698,199         1,529,887           825,000
   Accounts payable ............................................     2,330,967         1,725,988         3,760,686         3,580,116
   Accrued commissions .........................................       246,483           148,628           375,252           263,526
   Accrued liabilities .........................................       381,013           278,577           247,460           252,509
                                                                   -----------       -----------       -----------       -----------
      Total current liabilities ................................     4,692,902         3,159,384         6,112,125         5,244,341
Long-term liabilities:
   Long-term debt, net .........................................     1,795,665         1,514,577         1,787,858         1,730,832
   Notes payable to shareholders, net ..........................        50,000            50,000            50,000            50,000
   Capital lease obligations, net ..............................       199,719           192,697           375,226           201,604
   Convertible debentures ......................................       865,000           865,000         2,552,500           865,000
                                                                   -----------       -----------       -----------       -----------
      Total liabilities ........................................     7,603,286         5,781,658        10,877,709         8,091,777
                                                                   -----------       -----------       -----------       -----------
Shareholders' equity:
   Preferred stock, no par value; one million shares
    authorized, none issued ....................................          --                --                --                --
   Common stock, no par value; 20
    million shares authorized ..................................       804,146           737,804         2,491,646           732,804
   Retained earnings ...........................................     7,569,678         5,521,288         9,854,910         6,881,934
                                                                   -----------       -----------       -----------       -----------
      Total shareholders' equity ...............................     8,373,824         6,259,092        12,346,556         7,614,738
                                                                   -----------       -----------       -----------       -----------
Commitments (See Notes 11, 13 and 16)
                                                                   $15,977,110       $12,040,750       $23,224,265       $15,706,515
                                                                   ===========       ===========       ===========       ===========

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                         STATEMENT OF INCOME

                                                           Fiscal year ended June 30,               Six months ended December 31,
                                                        ---------------------------------         ---------------------------------
                                                          1 9 9 8               1 9 9 7             1 9 9 8              1 9 9 7
                                                        ------------         ------------         ------------         ------------
                                                                                                   (unaudited)          (unaudited)
Gross sales ..........................................  $ 17,016,866         $ 12,246,716         $ 12,194,996         $  8,855,184
   Less excise taxes .................................       552,499              330,133              275,795              196,998
   Less discounts, returns and allowances ............       573,762              393,881              336,684              273,403
                                                        ------------         ------------         ------------         ------------
Net sales ............................................    15,890,605           11,522,702           11,582,517            8,384,783
Cost of goods sold ...................................     7,397,362            5,196,152            5,066,471            3,652,357
                                                        ------------         ------------         ------------         ------------
Gross profit .........................................     8,493,243            6,326,550            6,516,046            4,732,426
Operating expenses ...................................     4,105,089            3,354,595            2,340,009            1,851,859
                                                        ------------         ------------         ------------         ------------
Operating income .....................................     4,388,154            2,971,955            4,176,037            2,880,567
                                                        ------------         ------------         ------------         ------------
Other income (expense):
   Interest expense ..................................      (523,551)            (392,600)            (225,669)            (164,388)
   Impairment loss on vineyard .......................          --               (136,144)                --                   --
   Other, net ........................................        49,211               91,486               78,713               50,800
                                                        ------------         ------------         ------------         ------------
                                                            (474,340)            (437,258)            (146,956)            (113,588)
                                                        ------------         ------------         ------------         ------------
Income before income taxes ...........................     3,913,814            2,534,697            4,029,081            2,766,979
Provision for income taxes ...........................     1,592,169            1,066,503            1,743,849            1,133,078
                                                        ------------         ------------         ------------         ------------
Net income ...........................................  $  2,321,645         $  1,468,194         $  2,285,232         $  1,633,901
                                                        ============         ============         ============         ============
Basic earnings per share .............................  $       0.67         $       0.40         $       0.66         $       0.47
                                                        ============         ============         ============         ============
Weighted average number of
 common shares outstanding ...........................     3,491,981            3,636,356            3,478,954            3,505,106
                                                        ============         ============         ============         ============
Diluted earnings per share ...........................  $       0.63         $       0.39         $       0.61         $       0.44
                                                        ============         ============         ============         ============
Weighted average number of common shares
 and equivalents outstanding .........................     3,794,732            3,939,107            3,847,331            3,807,857
                                                        ============         ============         ============         ============

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                  STATEMENT OF SHAREHOLDERS' EQUITY

                                                                      Common Stock
                                                             -------------------------------         Retained
                                                                Shares            Amount             Earnings            Total
                                                             ------------       ------------       ------------       ------------
                                                            (as restated)
Balance at June 30, 1996 ...................................    3,149,998       $    644,512       $  4,053,094       $  4,697,606
   Compensation related to deferred compensation plan ......                          93,292                                93,292
   Net income ..............................................                                          1,468,194          1,468,194
                                                             ------------       ------------       ------------       ------------
Balance at June 30, 1997 ...................................    3,149,998            737,804          5,521,288          6,259,092
   Repurchase of common shares from former officer .........     (157,500)            (5,000)          (273,255)          (278,255)
   Compensation related to deferred compensation plan ......                          71,342                                71,342
   Net income ..............................................                                          2,321,645          2,321,645
                                                             ------------       ------------       ------------       ------------
Balance at June 30, 1998 ...................................    2,992,498            804,146          7,569,678          8,373,824
   Shares issued related to deferred compensation plan .....      345,731
   Shares issued ...........................................      212,623          1,687,500                             1,687,500
   Net income ..............................................                                          2,285,232          2,285,232
                                                             ------------       ------------       ------------       ------------
Balance at December 31, 1998 (unaudited) ...................    3,550,852       $  2,491,646       $  9,854,910       $ 12,346,556
                                                             ============       ============       ============       ============

                                           See accompanying notes to financial statements.

                                                       RAVENSWOOD WINERY, INC.
                                                       STATEMENT OF CASH FLOWS

                                                                                                           Six months ended
                                                                  Fiscal year ended June 30,                 December 31,
                                                                 -----------------------------       -----------------------------
                                                                   1 9 9 8           1 9 9 7           1 9 9 8           1 9 9 7
                                                                 -----------       -----------       -----------       -----------
                                                                                                     (unaudited)       (unaudited)
Operations:
 Net income ...................................................   $ 2,321,645       $ 1,468,194       $ 2,285,232       $ 1,633,901
 Items not requiring the current use of cash:
   Depreciation and amortization ..............................       168,784           225,026           170,668           119,314
   Deferred income taxes ......................................      (77,868)          (56,608)
   Deferred compensation ......................................       71,342            93,292
   Impairment loss on vineyard ................................                        136,144
   Changes in other operating items:
    Accounts receivable .......................................     (338,007)          (12,721)         (747,982)         (281,420)
    Refundable income taxes ...................................      (39,963)           22,006            73,849          (126,922)
    Inventories ...............................................   (3,269,357)       (2,014,283)       (2,503,980)       (3,132,222)
    Prepaid expenses ..........................................        9,202           (29,734)          (46,947)          (23,168)
    Other assets ..............................................       (8,220)           15,586                              (6,560)
    Accounts payable ..........................................      604,979           475,547         1,429,719         1,854,128
    Accrued liabilities .......................................      200,292           (56,640)           (4,786)           87,146
                                                                 -----------       -----------       -----------       -----------
      Cash provided by (used for) operations ..................     (357,171)          265,809           655,773           124,197
                                                                 -----------       -----------       -----------       -----------
Investments:
 Additions to plant and equipment .............................     (490,621)         (312,386)         (831,901)         (243,229)
 Shareholder receivables ......................................                                          (59,435)
      Cash used for investing activities ......................     (490,621)         (312,386)         (891,336)         (243,229)
                                                                 -----------       -----------       -----------       -----------
Financing:
 Short-term borrowings, net ...................................      651,801          (351,801)          150,000           126,801
 Proceeds from long-term debt                                        410,642                                               278,225
 Repayments of long-term debt .................................      (46,085)         (155,794)         (220,335)          (53,878)
 Proceeds from convertible debentures and common
   shares issued ..............................................                                        3,375,000
 Repurchase of common shares from former officer ..............     (278,255)                                             (278,225)
                                                                 -----------       -----------       -----------       -----------
      Cash provided by (used for) financing activities ........      738,103          (507,595)        3,304,665            72,923
                                                                 -----------       -----------       -----------       -----------
Increase (decrease) in cash and cash equivalents ..............     (109,689)         (554,172)        3,069,102           (46,109)
Cash and cash equivalents at beginning of period ..............      211,961           766,133           102,272           211,961
                                                                 -----------       -----------       -----------       -----------
Cash and cash equivalents at end of period ....................  $   102,272       $   211,961       $ 3,171,374       $   165,852
                                                                 ===========       ===========       ===========       ===========
Cash paid during the period for:
 Interest .....................................................  $   484,670       $   378,162       $   209,497       $   139,617
                                                                 ===========       ===========       ===========       ===========
 Income taxes .................................................  $ 1,660,344       $ 1,125,404       $ 1,670,000       $ 1,260,000
                                                                  ===========       ===========       ===========       ===========

                                           See accompanying notes to financial statements.

                             RAVENSWOOD WINERY, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--Organization, operations and summary of significant accounting policies:

Organization

Ravenswood Winery, Inc. (the "Company") was founded in 1976, became a California Limited Partnership in 1979, and was subsequently incorporated in the State of California on December 23, 1986. The Company produces, markets, and sells California wines exclusively under the Ravenswood brand name.

Concentration of risk

The Company obtains its grapes from over sixty independent grape growers and bulk wine suppliers located in Sonoma, Napa and other North Coast Counties. These sources account for 95% or more of its annual wine production. The Company relies upon certain varietals, notably Zinfandel, which accounted for approximately 63% of the total dollar sales for the fiscal year ended June 30, 1998. In addition, the Company relies on the winemaking capacity of other companies and is limited to one-year contractual obligations with all custom crush facilities.

The Company performs ongoing credit evaluations of its distributors and customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

The Company places its cash and temporary cash investments with financial institutions. At June 30, 1998 and periodically throughout the fiscal year, such investments were in excess of FDIC insurance limits.

A summary of significant accounting policies follows:

Revenue recognition

Sales are recorded when merchandise is shipped.

Inventories

Inventories are stated at the lower of cost or market (on the first-in, first-out basis), and include finished goods, raw materials, packaging materials and product merchandise. Finished goods include costs of raw materials (grapes and bulk wine), packaging, labor used in wine production, bottling, warehousing and overhead on winery facilities and equipment.

Costs associated with growing crops are recorded as inventory and are recognized as inventory costs in the fiscal year in which the related crop is harvested.

In accordance with general practice in the wine industry, wine inventories are included in current assets although a portion of such inventories may be aged for periods longer than one year.

Property, plant and equipment

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. Costs incurred in developing vineyards, including interest costs, are capitalized until the vineyards become commercially productive. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is computed using both the straight-line and accelerated methods over the estimated useful lives of the assets. Leased equipment under capitalized leases are generally amortized over the terms of the leases or their estimated useful lives, whichever is shorter.

Impairment of long-lived assets is measured on the basis of anticipated undiscounted cash flows for each asset. Based upon the Company's analysis, a $136,144 impairment loss relating to the vineyards was reported for the fiscal year ended June 30, 1997. The impairment loss is included in other income and expenses in the accompanying statement of income.

Cash and cash equivalents

The Company considers all short-term interest-bearing investments with original maturities of less than three months to be cash equivalents.

Income taxes

Deferred income taxes are computed using the liability method. Under the liability method, taxes are recorded based on the future tax effects of the difference between the tax and financial reporting bases of the Company's assets and liabilities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

Fair value of financial instruments

The carrying amount of accounts receivable, prepaid expenses, notes receivable from shareholders, accounts payable, accrued liabilities, short-term borrowings, long-term debt, capital lease obligations and convertible debentures is a reasonable estimate of the fair value of these financial instruments.

Earnings per share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to: (1) shares issued under a deferred compensation arrangement in July 1998 (see Notes 11 and 16); (2) the 63-to-1 stock split approved in February 1999 (see Note 16); and (3) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price (see Note 16).

Diluted earnings per share represents the income available to common shareholders divided by: (1) the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to
(a) shares issued under a deferred compensation
arrangement in July 1998, (b) the stock split approved in February 1999, and (c) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price; and (2) the potentially dilutive common shares issuable for convertible debt that was outstanding during the measurement period.

Unaudited interim financial statements

The unaudited interim financial statements for the six month periods ended December 31, 1998 and 1997 include, in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such financial information. Operating results for the six-month period ended December 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999.

Reclassification of financial statement presentation

Certain reclassifications have been made to the fiscal 1997 financial statements to conform to the fiscal 1998 financial statement presentation.

NOTE 2--Inventories: Inventories are summarized as follows:


                                                        June 30,
                                             ------------------------------
                                               1 9 9 8          1 9 9 7
                                             --------------   -------------
         Bulk wine   .....................   $  7,898,937     $ 5,341,378
         Bottled wine   ..................      2,285,862       1,636,409
         Crop costs  .....................         37,691          44,675
         Supplies    .....................         72,902          41,161
         Tasting room merchandise   ......        131,967          94,379
                                             -------------    ------------
                                             $ 10,427,359     $ 7,158,002
                                             =============    ============


Certain of the foregoing assets are pledged as security for certain indebtedness (See Notes 5 and 6).

NOTE 3--Property, plant and equipment:

Property, plant and equipment is summarized as follows:


                                                               June 30,
                                                    ----------------------------
                                                      1 9 9 8         1 9 9 7
                                                    ------------   -------------
         Land ...................................   $   245,135     $   245,135
         Vineyards ..............................        56,264          56,264
         Vineyards under development ............       235,879         123,075
         Building and improvements ..............     1,716,781       1,637,635
         Leasehold improvements .................        94,828          39,011
         Machinery and equipment ................       706,164         584,052
         Barrels and equipment held under
          capital leases ........................       870,468         611,657
         Tanks ..................................       145,688          68,874
         Office equipment .......................       110,678          99,193
         Transportation equipment ...............        12,409          13,309
                                                    ------------    ------------
                                                      4,194,294       3,478,205
         Less--accumulated depreciation .........     1,220,480         831,391
                                                    ------------    ------------
                                                    $ 2,973,814     $ 2,646,814
                                                    ============    ============


Included in property, plant and equipment are barrels and equipment leased under capital leases with cost and accumulated depreciation totaling $870,468 and $472,185, respectively, at June 30, 1998; and $611,657 and $249,125, respectively, at June 30, 1997.

NOTE 4--Notes receivable from shareholder:

The notes receivable from shareholder at June 30, 1998 and 1997 consist of two unsecured notes bearing annual interest at 8.5% and due January 2004 and April 2004.

NOTE 5--Short-term borrowing arrangements:

At June 30, 1998, the Company has a $2 million revolving line of credit with Pacific Coast Farm Credit Services, ACA ("Association") that expires on June 1, 2001. The loan agreement provides that the principal advances under the facility cannot exceed certain percentages of eligible accounts receivable and wine inventories as defined in the agreement. The borrowings bear annual interest at a variable rate established by the Association (8.86% and 9.57% at June 30, 1998 and 1997, respectively). The borrowings are secured by the Company's accounts receivable, wine inventories and equipment. Borrowings under the line of credit at June 30, 1998 and 1997 were $1,350,000 and $698,199, respectively.

The loan contains various covenants which include, among other things, a requirement to maintain a minimum working capital of $3.25 million, a ratio of liabilities to tangible net worth of not greater than 1.5 to 1, and a current ratio of at least 1.75 to 1, and provides for restrictions on the payment of dividends and distributions to shareholders.

NOTE 6--Long-term debt:

Long-term debt is summarized as follows:

                                                                June 30,
                                                        ------------------------
                                                           1998          1997
                                                        ----------    ----------
Note  payable to  Pacific  Coast Farm  Credit
  Services,  ACA ("Association")  with annual
  interest at a variable rate  established by
  the  Association  (7.65% at June 30, 1998),
  payable in quarterly interest  installments
  until December 1, 1999 and commencing March
  1, 2000 in quarterly principal and interest
  installments of $34,795 through December 1,
  2024,  secured by  property  and  equipment
  (see Note 3) ........................................ $1,552,500

Note payable  to an  individual  with  annual
  interest   at  11%,   payable   in  monthly
  interest   installments  until  January  1,
  2000,   thereafter   payable   in   monthly
  principal  and  interest  installments  (as
  defined in the agreement)  through  October
  1, 2009,  secured by property and equipment
  (see Note 3) ........................................               $1,450,000

Note payable to the  Association  with annual
  interest at a variable rate  established by
  the  Association  (8.86% at June 30, 1998),
  payable in quarterly principal and interest
  installments  of  $17,390  through  June 1,
  2002,  secured by  property  and  equipment
  (see Note 3) ........................................    227,265

Revolving  equity line of credit note payable
  ($835,000  commitment)  to the  Association
  with  annual  interest  at a variable  rate
  established  by the  Association  (7.65% at
  June  30,   1998),   payable  in  quarterly
  interest only  installments  until December
  1,  1999 and  commencing  March 1,  2000 in
  equal  quarterly   principal  and  interest
  installments   through  December  1,  2024,
  secured by property and equipment (see Note
  3) ..................................................     29,887

Note payable to bank with annual  interest at
  10%,  payable  in  monthly   principal  and
  interest  installments  of  $1,600  through
  November  11,  2000,  secured  by  computer
  equipment (see Note 3) ..............................     39,304        53,513

Other  unsecured  notes  payable  with annual
  interest  ranging from 10% to 11%,  payable
  in   monthly    principal    and   interest
  installments as defined to January 31, 1999
  through June 2001 ...................................     26,030        40,816
                                                        ----------    ----------
                                                         1,874,986     1,544,329
Less--current portion  ................................     79,321        29,752
                                                        ----------    ----------
                                                        $1,795,665    $1,514,577
                                                        ==========    ==========

Scheduled annual maturities of long-term debt are as follows: $79,321 - fiscal 1999; $124,281 - fiscal 2000; $90,443 - fiscal 2001; $84,161 - fiscal 2002;
$27,420 - fiscal 2003 and $1,469,360 thereafter.

NOTE 7--Notes payable to shareholders:

Notes payable to shareholders are summarized as follows:

                                                                                  June 30,
                                                                           -------------------
                                                                            1 9 9 8    1 9 9 7
                                                                           --------   --------
Notes payable to Joel Peterson, unsecured, with annual interest ranging
 from 10% to 11%, due on demand and on June 30, 2004 ...................   $ 46,143   $ 56,138
Notes payable to W. Reed Foster, unsecured, with annual interest ranging
 from 10% to 11%, due on demand and on June 30, 2004 ...................    119,000    119,000
                                                                           --------   --------
                                                                            165,143    175,138
Less--current portion ..................................................    115,143    125,138
                                                                           --------   --------
                                                                           $ 50,000   $ 50,000
                                                                           ========   ========

NOTE 8--Capital lease obligations:

The Company leases barrels and other equipment that are accounted for as capital leases. Minimum future lease payments under the capital leases are as follows:


      Fiscal year
      -----------
          1999  .........................................   $ 222,844
          2000  .........................................     155,852
          2001  .........................................      59,935
          2002  .........................................      14,736
          2003  .........................................       1,994
                                                            ----------
          Net minimum lease payments    .................     455,361
          Less--amount representing interest  ...........      65,667
                                                            ----------
          Present value of net minimum lease payments ...     389,694
          Less--current portion   .......................     189,975
                                                            ----------
                                                            $ 199,719
                                                            ==========

The net book value of leased barrels and equipment included in property, plant and equipment at June 30, 1998 is $398,283.

NOTE 9--Convertible debentures:

At June 30, 1998 and 1997, the Company had $865,000 of convertible debentures outstanding. The terms of the convertible debentures provide for current interest payments to be made based on a floating index tied to prime bank rates for a five-year period (9.5% at June 30, 1998). The initial rate and minimum interest rate was set at 8% per annum, with a ceiling rate of 11%.

Conversion rights allow debenture holders to convert debt into 302,750 (as restated for 63-to-1 stock split) shares of common stock at the option of the debenture holders for a five-year period ending December 31, 1999. The conversion price is stated at $2.857 per share. After the five-year conversion period, the Company may redeem any convertible debt not converted to stock at any time until the debenture's maturity on December 31, 2004.

NOTE 10--Income taxes:

The provision for income taxes is as follows:


                                                 Fiscal year ended June 30,
                                               --------------------------------
                                                 1 9 9 8              1 9 9 7
                                               -----------          -----------
Current tax expense:
   Federal ...........................         $ 1,306,069          $   868,184
   State and local ...................             363,968              254,927
                                               -----------          -----------
                                                 1,670,037            1,123,111
                                               -----------          -----------
Deferred tax benefit:
   Federal ...........................             (71,875)             (48,771)
   State and local ...................              (5,993)              (7,837)
                                               -----------          -----------
                                                   (77,868)             (56,608)
                                               -----------          -----------
                                               $ 1,592,169          $ 1,066,503
                                               ===========          ===========


Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities.
Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets and liabilities are comprised of the following:


                                                              June 30,
                                                     --------------------------
                                                      1 9 9 8          1 9 9 7
                                                     ---------        ---------
Deferred tax assets:
  Deferred compensation ......................       $ 240,882        $ 212,670
  State taxes ................................          37,074
                                                     ---------        ---------
                                                       277,956          212,670
                                                     ---------        ---------
Deferred tax liabilities:
  Depreciation and amortization ..............          (7,134)
  Inventory costing ..........................                          (19,716)
                                                     ---------        ---------
                                                        (7,134)         (19,716)
                                                     ---------        ---------
Net deferred tax asset .......................       $ 270,822        $ 192,954
                                                     =========        =========


A reconciliation of income tax computed at the federal statutory corporate tax rate to the provision for income taxes follows:

                                                                                       Fiscal year ended June 30,
                                                                       ------------------------------------------------------------
                                                                                1 9 9 8                             1 9 9 7
                                                                       -------------------------          -------------------------
                                                                         Amount              %              Amount              %
                                                                       ----------          -----          ----------          -----
Income taxes at federal statutory rate ..............................  $1,330,697          34.0 %         $  861,797          34.0 %
Increase in income taxes resulting from:
State and local income taxes net of federal benefit .................     228,567           5.84             155,630           6.14
Permanent differences ...............................................      32,905            .86              49,076           1.94
                                                                       ----------          -----          ----------          -----
                                                                       $1,592,169          40.70%         $1,066,503          42.08%
                                                                       ==========          =====          ==========          =====


NOTE 11--Deferred compensation agreement:

On August 25, 1992, the Company entered into a deferred compensation agreement with its chairman and chief executive officer, W. Reed Foster. The agreement established an account with 5,487.8 units. Each unit was the equivalent value of one share of common stock and contained an equivalent right to cash and common stock dividends and all stock splits and other benefits paid to the shareholders of the Company. At June 30, 1998, the estimated fair value of the units was $111.00 per unit, which is included in common stock in the accompanying balance sheet. Compensation expense relating to this agreement is $71,342 and $93,292, respectively, for the fiscal years ended June 30, 1998 and 1997 and is included in operating expenses in the accompanying statement of income.

Under the terms of the agreement, upon termination of employment, the Company had the option of paying the full amount of the account as follows: (1) in stock within thirty days of termination of employment or (2) in equal cash installments over a four-year period plus interest at prime rate (as defined in the agreement). As of July 1, 1998, the deferred compensation agreement was terminated and, the Company issued 345,731 (as restated for the 63-to-1 stock split) shares of common stock to Mr. Foster. (see Note 16).

NOTE 12--Voting trust:

On August 25, 1992, the Board of Directors authorized the creation of a Voting Trust for all of the common stock of the Company. On November 1, 1993, the shareholders approved the terms and conditions contained in the Trust which provides for four trustees, who currently are: Joel Peterson, W. Reed Foster, Justin Faggioli and James Wisner. The original Voting Trust Agreement was replaced by a Voting Trust Agreement which is dated May 27, 1998 and which extends to May 26, 2008. As long as Mr. Peterson is a trustee of the Voting Trust, all decisions except decisions to amend or terminate the Voting Trust require the approval of Mr. Peterson and one other trustee; however, decisions to amend or terminate the Voting Trust require the approval of Mr. Peterson and two other trustees. If Mr. Peterson is no longer a trustee of the voting trust, all decisions require the approval of three trustees; however, decisions to amend or terminate the Voting Trust require the approval of the three remaining trustees and Mr. Peterson's successor trustee (who shall be appointed by the three remaining trustees). As of December 31, 1998, 2,150,681 (as restated for 63-to-1 stock split) shares of common stock were subject to the terms of the Voting Trust (see Note 16).

NOTE 13--Commitments and contingencies:

The Company leases certain warehouse space under noncancellable operating leases that expire on dates ranging from October 1999 to October 2008. Under the terms of certain of the leases, rent is contingent on the amount of bulk wine and/or case goods stored at any given time and is adjusted annually for increases in building operating costs. Rental expense (including contingent rent) was $468,616 for 1998 and $317,507 for 1997. Minimum future rental payments for each of the next five fiscal years and thereafter are as follows: $224,432 - fiscal 1999; $145,764 - fiscal 2000; $73,796 - fiscal 2001; $61,252 - fiscal 2002;
$61,252 - fiscal 2003 and $106,176 thereafter.

The Company has contracted with various growers and certain wineries to supply approximately 95% of its future grape and bulk wine requirements. While most of these contracts call for prices to be determined by market conditions, several long-term contracts provide for minimum grape or bulk wine purchase prices.

The Company has established a plan to achieve Year 2000 compliance in its electronic information systems and does not believe this plan will materially affect the Company's results of operations or financial position.

NOTE 14--401(k) savings plan:

The Company has a 401(k) savings plan that is available to eligible employees. Employer contributions to the plan are at the discretion of the Board of Directors and amounted to $53,089 in the 1998 fiscal year and $41,057 in the 1997 fiscal year.

NOTE 15--Earnings per share:

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to: (1) shares issued under a deferred compensation arrangement in July 1998 (see Notes 11 and 16); (2) the 63-to-1 stock split approved in February 1999 (see Note 16); and (3) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price (see Note 16).

Diluted earnings per share represents the income available to common shareholders divided by: (1) the weighted average number of common shares outstanding during the measurement period, after giving retroactive effect to
(a) shares issued under a deferred compensation arrangement in July 1998, (b) the 63-to-1 stock split approved in February 1999, and (c) common stock issued in December 1998 (using the "treasury stock method") at prices below the assumed initial public offering price; and (2) the potentially dilutive common shares issuable for convertible debt that was outstanding during the measurement period.

A summary of the basic and diluted earnings per share calculations is as follows:

                                                                    Fiscal year ended June 30,         Six months ended December 31,
                                                                   ----------------------------        ----------------------------
                                                                    1 9 9 8           1 9 9 7            1 9 9 8           1 9 9 7
                                                                   ----------        ----------        ----------        ----------
                                                                                                       (unaudited)       (unaudited)
BASIC
   Average shares outstanding [A] ................................  3,005,625         3,150,000         2,992,500         3,018,750
   Shares issued under deferred
    compensation arrangement [B] .................................    345,731           345,731           345,731           345,731
   Shares issued in December 1998 [C] ............................    140,625           140,625           140,723           140,625
                                                                   ----------        ----------        ----------        ----------
   Weighted average number of common shares outstanding ..........  3,491,981         3,636,356         3,478,954         3,505,106
                                                                   ==========        ==========        ==========        ==========
   Net income .................................................... $2,321,645        $1,468,194        $2,285,232        $1,633,901
                                                                   ==========        ==========        ==========        ==========
   Per share amount .............................................. $     0.67        $     0.40        $     0.66        $     0.47
                                                                   ==========        ==========        ==========        ==========
DILUTED
   Average shares outstanding [A] ................................  3,005,625         3,150,000         2,992,500         3,018,750
   Shares issued under deferred compensation arrangement [B] .....    345,731           345,731           345,731           345,731
   Shares issued in December 1998 [C] ............................    140,625           140,625           140,723           140,625
   Net effect of potentially dilutive common stock issuable for
    convertible debentures .......................................    302,751           302,751           368,377           302,751
                                                                   ----------        ----------        ----------        ----------
   Weighted average number of common shares and
    equivalents outstanding ......................................  3,794,732         3,939,107         3,847,331         3,807,857
                                                                   ==========        ==========        ==========        ==========
Net income ....................................................... $2,321,645        $1,468,194        $2,285,232        $1,633,901
Interest on convertible debt, net of tax benefit .................     49,305            55,793            45,168            24,653
                                                                   ----------        ----------        ----------        ----------
Net income, after adding interest on debentures .................. $2,370,950        $1,523,987        $2,330,400        $1,658,554
                                                                   ==========        ==========        ==========        ==========
   Per share amount .............................................. $     0.63        $     0.39        $     0.61        $     0.44
                                                                   ==========        ==========        ==========        ==========

------------
[A] Reflects the retroactive effect of the 63-to-1 stock split approved in February 1999.
[B] Reflects the retroactive effect of the shares issued under a deferred compensation agreement in July 1998.
[C] Represents the retroactive effect using the "treasury stock method" for common stock issued in December 1998 at prices below the assumed initial public offering price.


NOTE 16--Subsequent events:

As of July 1, 1998, the Company and its chairman and chief executive officer, W. Reed Foster (see Note 11), agreed to terminate his deferred compensation agreement. Under the terms of the agreement, the Company issued Mr. Foster 345,731 (as restated for 63-to-1 stock split) shares of common stock and agreed to loan Mr. Foster up to $335,000 to pay taxes related to his receipt of these shares. The loan, which was partially funded in December 1998, with the balance to be funded in April 1999, is due on December 21, 2008 with interest payable annually at 5.3% per annum. In connection with the termination of the deferred compensation agreement, the Company amended the Voting Trust to include the 345,731 shares issued to Mr. Foster.

In December 1998, the Company completed a sale of $1,687,500 of convertible debentures due December 31, 2008 and $1,687,500 of common stock. Each $10,000 debenture is convertible into 900 (as restated for 63-to-1 stock split) shares of common stock at any time prior to December 31, 2003 upon request of the holder. If the debentures are not converted, the Company may redeem them at face value at any time during the period from January 1, 2004 until the maturity date. The Company pays interest quarterly on the debentures in an amount equal to the prime interest rate quoted by Bank of America NT & SA plus 1%. The interest rate is adjusted every 18 months, except that in no period may the interest rate adjustment exceed 2% or the maximum interest rate exceed 11%.

In January 1999, the Company entered into an agreement to lease approximately 30 acres of land in Sonoma County, California from Sandra D. Donnell and Bruce B. Donnell, the wife and brother-in-law, respectively, of Justin M. Faggioli, the Company's Executive Vice President. The Company is in the process of building a new winery facility on the leased property to expand its production capacity. The lease provides for monthly payments that are adjusted annually and has a term ending December 31, 2032. The Company is in the process of negotiating bank financing required for the construction of the new facility.

On February 1, 1999, the Board of Directors declared a 63-to-1 stock split of the Company's common stock. All shares and per share data have been restated to reflect the stock split. In addition, the Board of Directors has authorized one million shares of preferred stock and increased the number of authorized shares of common stock from one million to twenty million.

On February 1, 1999, the Company's Board of Directors adopted and the Company's shareholders approved the 1999 Equity Incentive Plan to provide for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards to the Company's officers, employees, directors, independent contractors, consultants, vendors and suppliers. There are 500,000 shares of common stock reserved for issuance under the plan. No options have been granted under the plan to date, although the Company intends to grant options to purchase an aggregate of 279,500 shares of common stock in connection with its initial public offering. No awards may be granted under the plan after January 2009, but the vesting of awards previously granted may extend beyond that date.

On February 1, 1999, the Company's Board of Directors adopted and the Company's shareholders approved the Employee Stock Purchase Plan with 50,000 shares of common stock available for issuance thereunder. The plan, which is intended to qualify as an employee stock purchase plan under Section 423 of the Code, provides that all employees of the Company, including directors of the Company who are employees, whose customary employment is more than 20 hours per week for more than five months in any calendar year, are eligible to participate in the plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. Eligible employees may elect to have up to 10% of their earnings withheld and applied to the purchase of common stock at a price equal to as low as 85% of the average market price per share (as defined in the plan) of the common stock on either the first day or the last day of the relevant offering period, whichever is lower. An employee may not purchase more than 500 shares in any one offering period. No shares of common stock have been issued pursuant to the purchase plan to date.

On February 1, 1999, the Company's board of directors approved a resolution to conduct an initial public offering in early 1999.

                               [GRAPHIC OMITTED]

            (Full-page Ravenswood slogan "No Wimpy Wines" with logo)

                               [GRAPHIC OMITTED]

                          (Full-page Ravenswood logo)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

Articles 5 and 6 of Ravenswood's Articles provide for the indemnification of the officers and directors of the company to the fullest extent permissible under California law. In addition, Article 6 of Ravenswood's Bylaws, as amended, requires that Ravenswood indemnify, and, in certain instances, advance expenses to, its agents with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by California law. Persons covered by this indemnification provision include current and former directors, officers, employees and other agents of Ravenswood, as well as persons who serve at the request of Ravenswood as directors, officers, employees or agents of another enterprise.

Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 317(c) provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interests of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

Except  as  provided  in  Section  317(d),   and  pursuant  to  Section  317(e),
indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), which determination is made by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending. Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles or, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

In addition, Article 6 of Ravenswood's Bylaws authorizes Ravenswood to purchase and maintain insurance on behalf of any person indemnified by Ravenswood. Ravenswood expects to obtain a directors and officers liability insurance policy prior to the closing of this offering.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


SEC registration fee  .............................................   $  4,316
National Association of Securities Dealers, Inc. filing fee  ......      2,053
Blue Sky fees and expenses  .......................................      2,000
Nasdaq National Market filing fee .................................     63,725
Accounting fees and expenses   ....................................     25,000
Legal fees and expenses  ..........................................     85,000
Printing and engraving expenses   .................................     60,000
Registrar and Transfer Agent's fees  ..............................      5,000
Miscellaneous fees and expenses   .................................     42,906
                                                                      ---------
Total: ............................................................   $290,000
                                                                      =========

Item 26. Recent Sales of Unregistered Securities.

Since January 1996, Ravenswood has sold and issued the following unregistered securities (share numbers and dollar amounts do not reflect the 63-for-1 split to be effected in connection with this offering):

As of July 1, 1998, Ravenswood issued 5,487.8 shares of common stock to W. Reed Foster, Ravenswood's Chairman and Chief Executive Officer, in connection with the termination of a deferred compensation agreement entered into in August 1992.

From August until December 1998, Ravenswood sold a total of 3,375 shares of common stock to accredited investors at a price of $500.00 per share and 168.75 convertible debentures at a price of $10,000 per debenture, for aggregate consideration of $3,375,000 in cash.

The shares of common stock and debentures issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Section 4(2) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates and convertible debentures issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Ravenswood.


Item 27. Exhibits and Financial Statement Schedules.

     a. Index to Exhibits


Exhibit
 Number                            Description of Document
--------   ---------------------------------------------------------------------
 1.1       Form of Underwriting Agreement*
 3.1       Amended and Restated Articles of Incorporation of Ravenswood  Winery,
           Inc.
 3.2       Amended and Restated Bylaws of Ravenswood Winery, Inc.
 4.1       Specimen Stock Certificate*
 5.1       Opinion of Farella Braun & Martel LLP*
 9.1       Voting Trust Agreement*
10.1       1999 Equity Incentive Plan for Ravenswood Winery, Inc.
10.2       Employee Stock Purchase Plan for Ravenswood Winery, Inc.
10.3       Form of Indemnification Agreement for Ravenswood Winery, Inc.
10.4 Revolving Line of Credit Promissory Note and Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 1, 1998.
10.5 Revolving Equity Line of Credit Promissory Note and Loan Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 8, 1998.
10.6       Notes payable from Ravenswood Winery, Inc. to W. Reed Foster
10.7 Notes payable from Ravenswood Winery, Inc. to Joel E. Peterson and notes payable from Joel E. Peterson to Ravenswood Winery, Inc.
10.8       Quarry Winery Lease Agreement, dated as of January 1, 1999
10.9 Stock Agreement and Amendment of Voting Trust by and between Ravenswood Winery, Inc. and W. Reed Foster effective as of July 1, 1998 and note payable from W. Reed Foster to Ravenswood Winery, Inc.
10.10      Form of Convertible Subordinated Debenture dated as of January 1995.
10.11      Form of  Convertible  Subordinated  Debenture  dated  as of  December
           1998.*
10.12 Marketing, Sales Agency and Administrative Services Agreement between Ravenswood Winery, Inc. and Harvest Wines, Inc.
11.1       Statement of Computation of Earnings Per Share
23.1       Consent of Odenberg, Ullakko, Muranishi & Co. LLP
23.2       Consent of Farella Braun & Martel LLP (included in Exhibit 5.1)*
25.1       Power of Attorney (see p. II-5)
27.1       Financial Data Schedule

-----------
* To be filed by amendment

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that it will:

         (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the County of Sonoma, State of California, on February 3, 1999.


                                          RAVENSWOOD WINERY, INC.

                                          /s/ Callie S. Konno
                                          -------------------------------------
                                          Callie S. Konno
                                          Chief Financial Officer, Treasurer
                                          and Director


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Reed Foster, Joel E. Peterson, Justin M. Faggioli and Callie S. Konno, and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Name                                  Title                                 Date
           ----                                  -----                                 ----
    /s/ W. Reed Foster               Chairman of the Board and Chief             February 3, 1999
-----------------------------        Executive Officer (Principal
        W. Reed Foster               Executive Officer)


    /s/ Joel E. Peterson             President, Winemaker and Director           February 3, 1999
-----------------------------
        Joel E. Peterson


    /s/ Justin M. Faggioli           Executive Vice President, Secretary and     February 3, 1999
-----------------------------        Director
        Justin M. Faggioli


    /s/ Callie S. Konno              Chief Financial Officer, Treasurer and      February 3, 1999
-----------------------------        Director (Principal Financial and
        Callie S. Konno              Accounting Officer)


    /s/ James F. Wisner              Director                                    February 3, 1999
-----------------------------
        James F. Wisner


    /s/ Robert E. McGill, III        Director                                    February 3, 1999
-----------------------------
        Robert E. McGill, III

                                 EXHIBIT INDEX


Exhibit
 Number                                Description of Document
 ------                                -----------------------
 3.1       Amended and Restated Articles of Incorporation of Ravenswood  Winery,
           Inc.
 3.2       Amended and Restated Bylaws of Ravenswood Winery, Inc.
10.1       1999 Equity Incentive Plan for Ravenswood Winery, Inc.
10.2       Employee Stock Purchase Plan for Ravenswood Winery, Inc.
10.3       Form of Indemnification Agreement for Ravenswood Winery, Inc.
10.4 Revolving Line of Credit Promissory Note and Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 1, 1998.
10.5 Revolving Equity Line of Credit Promissory Note and Loan Agreement with Pacific Coast Farm Credit Services, ACA, dated as of April 8, 1998.
10.6       Notes payable from Ravenswood Winery, Inc. to W. Reed Foster
10.7 Notes payable from Ravenswood Winery, Inc. to Joel E. Peterson and notes payable from Joel E. Peterson to Ravenswood Winery, Inc.
10.8       Quarry Winery Lease Agreement dated as of January 1, 1999
10.9 Stock Agreement and Amendment of Voting Trust by and between Ravenswood Winery, Inc. and W. Reed Foster, effective as of July 1, 1998 and note payable from W. Reed Foster to Ravenswood Winery, Inc.
10.10      Form of Convertible Subordinated Debenture dated as of January 1995.
10.12 Marketing, Sales Agency and Administration Services Agreement between Ravenswood Winery, Inc. and Harvest Wines Inc.
11.1       Statement of Computation of Earnings Per Share
23.1       Consent of Odenberg, Ullakko, Muranishi & Co. LLP
25.1       Power of Attorney (see p. II-6)
27.1       Financial Data Schedule